SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                      WNC HOUSING TAX CREDIT FUND II, L.P.
                   -------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] No fee required.
[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        1)  Title of each class of securities to which transaction applies:
            Units of Limited Partnership Interest
            --------------------------------------------------------------------
        2)  Aggregate number of securities to which transaction applies:
            7,000
            --------------------------------------------------------------------
        3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
            $6,645,375. Pursuant to Rule 0-11(c)(2), the fee was calculated on the amount of cash that is estimated to be received by the Registrant from sales proceeds of its investments in local partnerships, assuming that the Registrant receives liquidating distributions from its investments in local partnerships based on the higher range of estimates.
            --------------------------------------------------------------------
        4)  Proposed maximum aggregate value of transaction:
            $6,645,375
            --------------------------------------------------------------------
        5)  Total fee paid:
            $261.16
            --------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1) Amount Previously Paid:
        2) Form, Schedule or Registration Statement No.:
        3) Filing Party:
        4) Dated Filed:

                      WNC HOUSING TAX CREDIT FUND II, L.P.
                              17782 Sky Park Circle
                            Irvine, California 92614
                             (800) 286-1135, ext 400


March ___, 2008


Dear Holders of Units of Limited Partnership Interest ("Limited Partners"):

         Enclosed please find a Consent Card for you to complete and forward.

         You own Units of Limited Partnership Interest in WNC Housing Tax Credit Fund II, L.P. (the "Partnership"). We are writing to request your consent to authorize WNC Financial Group, L.P., as the general partner of the Partnership, to liquidate the assets of the Partnership and wind up its affairs. The Liquidation involves the sale of the remaining apartment complexes for low- and moderate-income tenants owned by the Partnership, payment of Partnership liabilities, and dissolution of the Partnership.

         In connection with the proposed Liquidation, attached are a Notice for Action by Written Consent, a Consent Solicitation Statement, which contains important information relating to the Liquidation, and a Consent Card with a return envelope. You are urged to read the Consent Solicitation Statement carefully. If you are in doubt as to how to deal with the matters described in the Consent Solicitation Statement you should consult your financial advisor.

         If you want your vote to be represented, you should complete the enclosed Consent Card and sign, date and return it promptly in the enclosed postage-paid envelope, or in another manner set forth in the section of the attached Consent Solicitation Statement entitled "Voting Procedures." Please note that this solicitation will expire no later than 5:00 p.m. (Pacific Time), on May __, 2008, unless the Limited Partners approve an extension of the solicitation period and the solicitation period is then extended by the general partner in its sole discretion.

Sincerely,

WNC Financial Group, L.P.,
General Partner

                      WNC HOUSING TAX CREDIT FUND II, L.P.

            NOTICE FOR ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS

To the Holders of Units of Limited Partnership Interest in WNC Housing Tax Credit Fund II, L.P.:

         We are soliciting consents from the holders of Units of Limited Partnership Interest (the "Units") in WNC Housing Tax Credit Fund II, L.P. (the "Partnership") to authorize WNC Financial Group, L.P., the general partner of the Partnership, to liquidate the assets of the Partnership and wind up its affairs. The proposed Plan of Liquidation and Dissolution is set forth in the accompanying Consent Solicitation Statement. In addition, we are soliciting consent to authorize the general partner, in its sole discretion, to elect to extend the period during which consents of the holders of the Units may be solicited and voted.

         Because you are a holder of one or more Units, we are asking for your consent to the proposed Plan of Liquidation and Dissolution. Please carefully review the information in the enclosed Consent Solicitation Statement before voting. If you have any questions or require assistance in completing the enclosed Consent Card, please call WNC Investor Services toll free at 1-800-286-1135, ext 400.

DATED at Irvine, California this ____ day of March, 2008.

Sincerely,

WNC Financial Group, L.P.,
General Partner



IMPORTANT: YOUR PARTICIPATION IS VERY IMPORTANT. PLEASE COMPLETE THE ENCLOSED CONSENT CARD AND SIGN, DATE AND RETURN IT PROMPTLY BY ONE OF THE VOTING PROCEDURES DESCRIBED BELOW. FAILURE TO RETURN THE ENCLOSED CONSENT CARD WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE LIQUIDATION.

                                TABLE OF CONTENTS

SUMMARY........................................................................1
   General.....................................................................1
   Plan of Liquidation and Dissolution (pages __ to __)........................1
   Background and Reasons for the Liquidation (pages __ to __).................1
   Estimated Ranges of Values of Partnership Properties (pages __ to __).......2
   Liquidation Expenses (pages __ to __).......................................2
   Material Federal Income Tax Consequences (pages __ to __)...................2
   Accounting Treatment (pages __ to __).......................................3
   Appraisal Rights (pages __ to __)...........................................3
   Regulatory Approvals (pages __ to __).......................................3
   Amendment to Plan of Liquidation and Dissolution (pages __ to __)...........3
   Interests of Certain Persons in the Liquidation (pages __ to __)............3
   Recommendation of the General Partner (pages __ to __)......................4
   Voting Procedures (pages __ to __)..........................................4
QUESTIONS AND ANSWERS ABOUT THIS CONSENT SOLICITATION STATEMENT AND THE
   PROPOSED LIQUIDATION........................................................4
WHAT YOU SHOULD KNOW BEFORE VOTING ON THE LIQUIDATION..........................7
   Background and Reasons for the Liquidation..................................7
   Risks of the Liquidation...................................................11
   Plan of Liquidation and Dissolution........................................13
   Interests of Certain Persons in the Liquidation............................13
   Liquidation Expenses.......................................................14
   Estimates of Ranges of Values of Partnership Properties....................14
      Method of Valuation.....................................................14
      Restrictions............................................................18
      Estimated Proceeds based on Income Capitalization Analysis..............20
      Estimated Proceeds Based on Resyndication Analysis......................21
      Estimated Proceeds based on Property Management Fee.....................22
      Total Estimated Proceeds and Passive Losses.............................23
   Material Federal Income Tax Consequences...................................25
   Accounting Treatment.......................................................27
   Amendment to the Plan of Liquidation and Dissolution.......................27
   No Appraisal Rights........................................................28
   Regulatory Approvals.......................................................28
SELECTED FINANCIAL DATA.......................................................29
RECOMMENDATION OF THE GENERAL PARTNER.........................................30
THE PARTNERSHIP AND THE GENERAL PARTNER.......................................30
   Fiduciary Duties of the General Partner....................................31
   Role of the General Partner................................................31
   Role of the Limited Partners...............................................31
   Market for the Units.......................................................31
SECURITY OWNERSHIP OF CERTAIN LIMITED PARTNERSHIP INTEREST....................31
VOTING PROCEDURES.............................................................32
   Record Date and Outstanding Units..........................................32
   Consent Card and Vote Required.............................................32
   Revocability of Consent....................................................33
   Solicitation of Consents; Solicitation Expenses............................33
FORWARD-LOOKING STATEMENTS....................................................33
OTHER MATTERS.................................................................33
APPENDIX A....................................................................35
   Plan of Liquidation and Dissolution of WNC Housing Tax Credit
       Fund II, L.P...........................................................35

                      [This Page Intentionally Left Blank]

                      WNC HOUSING TAX CREDIT FUND II, L.P.
                              17782 SKY PARK CIRCLE
                            IRVINE, CALIFORNIA 92614
                             (800) 286-1135, ext 400

                         CONSENT SOLICITATION STATEMENT

                               FOR WRITTEN CONSENT
                                WITHOUT A MEETING


                                     SUMMARY

General

         This Consent Solicitation Statement is being furnished to holders (the "Limited Partners") of Units of Limited Partnership Interest (the "Units") in WNC Housing Tax Credit Fund II, L.P. (the "Partnership"), in connection with the solicitation of approval for the sale and liquidation of all of the Partnership's assets and the dissolution of the Partnership (the "Liquidation") pursuant to a Plan of Liquidation and Dissolution (the "Plan of Liquidation and Dissolution," or the "Plan"). In addition, we seek consent to allow WNC Financial Group, L.P., as the general partner of the Partnership (the "General Partner"), to extend in its sole discretion the period during which consents may be solicited and voted. The matters for which we seek consent are listed in the accompanying Notice for Action by Written Consent of Limited Partners and are described in further detail in this Consent Solicitation Statement.

         This Consent Solicitation Statement and the accompanying Notice for Action by Written Consent of Limited Partners and Consent Card were first sent or given to Limited Partners on or about March __, 2008.

Plan of Liquidation and Dissolution (pages __ to __)

         Upon approval of the Liquidation, the General Partner will (1) seek to sell the assets of the Partnership and use the sales proceeds and/or other Partnership funds to pay all expenses in connection with such sales, (2) pay or make provision for payment of all Partnership obligations and liabilities, including accrued fees and unpaid loans to the General Partner and (3) distribute the remaining cash, if any, in the manner set forth in the partnership agreement for the Partnership (the "Partnership Agreement"), as described in this Consent Solicitation Statement. We will then file a Certificate of Cancellation with the California Secretary of State, whereupon, or at such later time as may be specified in the Certificate of Cancellation, the Partnership will be terminated and will cease to exist. The Partnership has invested in limited partnerships or limited liability companies (the "Local Limited Partnerships") which own apartment complexes for low- and moderate-income tenants (the "Apartment Complexes"). We expect the disposition of the Partnership's assets to be completed approximately three to four years after the Limited Partners' approval of the Liquidation. The Partnership's interests in Local Limited Partnerships are referred to as "Local Limited Partnership Interests" herein.

Background and Reasons for the Liquidation (pages __ to __)

         The General Partner recommends the Liquidation of the Partnership for numerous reasons, including the following:

     o The Apartment Complexes no longer produce tax credits for the Limited Partners and the current tax losses may not be usable by most Limited Partners.

     o    Liquidation  of  the  Partnership   may  give  Limited   Partners  the
          opportunity to use suspended passive activity losses.

     o There is no established market for the Units and Units can only be sold, if at all, at a discount. The Units are difficult for the Limited Partners to dispose of without the Liquidation.

     o Liquidation of the Partnership would eliminate the need for Limited Partners to include on their individual tax returns Schedule K-1 activity with respect to the Partnership.

     o The Apartment Complexes are aging, and administrative, maintenance and repair costs are expected to increase.

     o Costs of operating the Partnership will continue to hold steady even if there are fewer properties that provide cash to the Partnership.

     o Other alternatives to the Liquidation are unlikely to produce returns to the Limited Partners.

Estimated Ranges of Values of Partnership Properties (pages __ to __)

         The General Partner has used two methods of valuing each Apartment Complex -- the income capitalization analysis and the resyndication analysis -- to determine a high and low range of estimated Liquidation proceeds. In addition, the General Partner estimated the sale value of the property based on a multiple of the 2006 property management fee paid by the Local Limited Partnership that owns the Apartment Complex.

         Based upon this analysis, Limited Partners could receive from $0 to $620 per Unit before taxes from the Liquidation. However, it is quite probable that Limited Partners would not receive any distributions.

Liquidation Expenses (pages __ to __)

         The Partnership will pay for the expenses of the solicitation, and if approved by the Limited Partners, the Liquidation. The General Partner expects the solicitation to cost approximately $36,000, and the Liquidation to cost approximately $260,000.

Material Federal Income Tax Consequences (pages __ to __)

         Each Limited Partner is required to take into account his or her distributive share of the Partnership's income, gains, losses, deductions, credits and tax preference items in computing such Limited Partner's federal income tax liability for any taxable year. For federal income tax purposes, each Limited Partner will be required to include in his or her income his or her allocable share of the gain or loss realized by the Partnership upon the sale of the Partnership's assets pursuant to the Liquidation. A Limited Partner will recognize gain to the extent the amount of the liquidating distribution (if any) received by the Limited Partner exceeds the Limited Partner's tax basis for his or her Units. Future sales will occur in a manner which will not result in any recapture of tax credits.

         A Limited Partner's allocable share of Partnership gain or loss from the sale of the Partnership's assets is generally treated as derived from a passive activity. As a result, a Limited Partner's allocable share of such losses may be used by the Limited Partner in the taxable year of a sale to offset passive activity income from a Limited Partner's other passive activity investments. Similarly, a Limited Partner's allocable share of any Partnership gain realized on the sale of its assets is generally characterized as passive activity income that may be offset by unused previously allocated Partnership passive activity losses or by passive activity losses from a Limited Partner's other passive activity investments. The Internal Revenue Code of 1986, as amended (the "Code") generally allows any suspended passive activity losses of the Limited Partner with respect to his or her investment in the Partnership to be used to reduce other income of the Limited Partner upon Liquidation. Consequently, Limited Partners that have not been able to use the passive activity losses generated by the Partnership are likely to be able to use unused passive activity losses upon the Liquidation. In addition, presuming that a Limited Partner acquired his or her Units in the Partnership's initial offering and that the Limited Partner has not used passive activity losses to offset other non-Partnership passive activity gains/income, the General Partner estimates that such Limited Partner would have sufficient unused passive activity losses to offset any taxable gain from the Liquidation, and in certain cases may be able to carry forward passive activity losses to offset unrelated gains, including ordinary income, once the Liquidation has been completed. If not, the Limited Partner would have tax liability that must be paid from other sources of cash.

         THE DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE AND ON PAGES __ TO __ OF THIS CONSENT SOLICITATION STATEMENT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS THAT MAY APPLY TO A LIMITED PARTNER. LIMITED PARTNERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE LIQUIDATION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Accounting Treatment (pages __ to __)

         The Partnership will prepare financial statements in accordance with generally accepted accounting principles as of and through the date the Certificate of Cancellation is filed by the Partnership and will engage its independent auditors to audit the financial statements.

Appraisal Rights (pages __ to __)

         Neither California law nor the Partnership Agreement requires that Limited Partners be entitled to appraisal rights in the Liquidation, and no such appraisal rights will be afforded Limited Partners voting against the Liquidation.

Regulatory Approvals (pages __ to __)

         No United States federal or state regulatory requirements must be complied with or approvals obtained in connection with the Liquidation. Approval of lenders (which may include government lenders) may be necessary in connection with the sale of Apartment Complexes or the transfer of Local Limited Partnership Interests.

Amendment to Plan of Liquidation and Dissolution (pages __ to __)

         Prior to execution of the Plan of Liquidation and Dissolution by the General Partner, the General Partner may abandon or amend the Liquidation without further action by the Limited Partners. After approval of the Liquidation by the affirmative vote of holders of a majority of the outstanding Units, no amendment may be made which alters or changes the terms and conditions of the Plan of Liquidation and Dissolution without the consent of a majority in interest of the Limited Partners.

Interests of Certain Persons in the Liquidation (pages __ to __)

         While the General Partner is required to perform in a manner consistent with its fiduciary duties to the Limited Partners, it would have interests in the Liquidation that may differ from those of the Limited Partners. First, the General Partner would no longer be entitled to annual management and other fees earned in its capacity as general partner. Second, Liquidation would eliminate any potential liability of the General Partner for liabilities of the Partnership or actions taken by the General Partner as a fiduciary. Third, any accrued but unpaid asset management fees and any loans advanced to the Partnership by the General Partner will be paid prior to any distributions to the Limited Partners. Fourth, if any distributions are paid, the General Partner might be entitled to a share thereof (no distributions are anticipated). Fifth, an affiliate of the General Partner may be the Local General Partner of a Local Limited Partnership at the time of a sale and as such might be entitled to a sales preparation fee and a percentage of the net sales proceeds. As of the date of this Consent Solicitation Statement, the General Partner is not a Local General Partner. Additionally, the General Partner may have ongoing business relationships with potential purchasers of the Partnership's assets, including but not limited to, an affiliate of the General Partner participating as the purchaser, developer, and/or property manager. The General Partner may have to negotiate a higher sales preparation or other fee in order to obtain the approval of a Local General Partner to a particular sale.

Recommendation of the General Partner (pages __ to __)

         The General Partner recommends a vote "FOR" approval of the proposed Liquidation. If approved by the Limited Partners, the Plan of Liquidation and Dissolution would immediately go into effect upon the execution by the General Partner of the Plan, which will occur as soon as reasonably practicable after approval by the Limited Partners. After the Partnership has been liquidated, the General Partner will file a Certificate of Cancellation with the California Secretary of State, whereupon, or at such later time as may be specified in the Certificate of Cancellation, the Partnership will be terminated and will cease to exist. Furthermore, the General Partner recommends a vote "FOR" the approval of a proposal to allow the General Partner to extend the period during which consents may be solicited and voted.

Voting Procedures (pages __ to __)

         Limited Partners who owned Units at the close of business on March __, 2008 (the "Record Date") may vote by mail or fax. On that date there were 7,000 Units outstanding and entitled to vote. Each Limited Partner may cast one vote for each Unit owned on that date. Adoption of the Liquidation requires the affirmative vote of a majority in interest of the Limited Partners. As of the Record Date, no Limited Partner is known to have voting control over more than 5% of the Units. As of the Record Date, the General Partner and its affiliates did not have the power to vote or dispose of any Units.


                        QUESTIONS AND ANSWERS ABOUT THIS
           CONSENT SOLICITATION STATEMENT AND THE PROPOSED LIQUIDATION

Q:  Why have I received this Consent Solicitation Statement?

A: You have received this Consent Solicitation Statement because the Partnership Agreement permits the Limited Partners to approve the dissolution of the Partnership. You are entitled to vote because, according to the records of the Partnership, you owned Units on March __, 2008. Even if you have sold some or all of your Units since that date, if you owned Units on March __, 2008, you are entitled to vote.

Q:  What does the Liquidation involve?

A: We are proposing to sell all of the Partnership's interests in the Local Limited Partnerships or sell the Apartment Complexes owned by the Local Limited Partnerships in which the Partnership is invested. In addition, the General Partner intends to pay or make provision for all Partnership obligations and liabilities, and terminate the Partnership.

Q:  How can the Liquidation be approved?

A: The Liquidation will be approved with the consent of a majority-in-interest of all Limited Partners.

Q: How will proceeds from the sales of Apartment Complexes or Local Limited Partnership Interests be used?

A: In accordance with the Partnership Agreement, net proceeds of the sales of Apartment Complexes or Local Limited Partnership Interests will be used for the payment of debts and obligations and establishment of reserves, including debts and obligations owed to the General Partner. Any remaining amounts would be distributed in accordance with the Partnership Agreement. Distributions would only be anticipated if substantially all sales were made at the higher range of estimates. In the past, the General Partner has been entitled to payment for unpaid loans and management fees, but has deferred payment to keep the Partnership operating. As of December 31, 2006, the General Partner had deferred payment with respect to $2,182,969 in unpaid loans and asset management fees.

Q: Why is the General Partner proposing to sell the Partnership's assets at this time?

A: The General Partner is recommending the Liquidation because the General Partner believes the Partnership has maximized the principal benefits of owning the Apartment Complexes, in particular, generating for the Limited Partners:

        (1) low-income housing tax credits; and

        (2) passive tax losses.

         A sale of the Partnership's assets will afford the Limited Partners an exit strategy to alleviate the burden of the Schedule K-1 tax reporting requirements of the Partnership. There are few other opportunities to liquidate an investment in Units due to the absence of an established market for the Units. Furthermore, the Liquidation is expected to allow any suspended passive activity losses, to the extent not previously used by a Limited Partner, to be used by the Limited Partner to offset gain from the Liquidation and perhaps other income of the Limited Partner. Limited Partners are urged to consult with their tax advisors regarding the impact of the passive loss rules on their individual circumstances.

         Also, we believe that the increasing age of the Apartment Complexes will lead to increased maintenance and administrative expenses for the Apartment Complexes. Moreover, the Apartment Complexes have limited prospects for appreciation unless significant additional investments are made to upgrade the properties. The need for upgrades and capital improvements also makes refinancing (for those properties whose current mortgages permit prepayment) a less attractive option than sale because a new lender would likely require that significant sums be invested immediately in repairs and improvements, thereby diminishing or eliminating any cash available for distribution. Many of the mortgages, however, either do not permit prepayment, have pre-payment restrictions, or do not appear to be able to support a market rate mortgage in an amount sufficient to pay off the existing mortgage balance.

         At conclusion of its acquisition phase, the Partnership had investments in 27 Local Limited Partnerships. Today the Partnership retains interests in 26 of those Local Limited Partnerships. The Partnership's third party expenses, consisting primarily of audit, tax and Securities and Exchange Commission reporting, generally will not decrease in proportion to the number of properties sold or disposed of. Such expenses are relatively fixed.

         Consequently, the General Partner is of the view that the Liquidation would provide the most efficient manner to liquidate and dissolve the Partnership. The General Partner believes that in the case of the majority of Limited Partners, the primary benefit of Liquidation will be the tax benefits associated with freeing up previously suspended passive activity losses. Presuming that a Limited Partner has held his or her Units since the Partnership's initial offering; and that the Partnership's passive activity losses have only been used by the Limited Partner to offset any previous passive activity income/gain from the Partnership; the General Partner estimates that the Liquidation will free up previously suspended passive activity losses to offset any taxable income and gain from the Liquidation. However, each Limited Partner should consult his or her personal tax advisor to determine the actual amount, if any, of passive activity losses which the Limited Partner may have suspended.

Q:  Does the General Partner recommend that I consent to the Liquidation?

A: Yes. The General Partner recommends that Limited Partners consent to the Liquidation by marking the box entitled "FOR" with respect to the Liquidation proposal on the enclosed Consent Card and returning the Consent Card promptly in accordance with the voting procedures set forth on pages __ to __ of this Consent Solicitation Statement. The General Partner, however, has conflicts of interest in recommending the Liquidation. For additional information regarding our conflicts of interest, see "WHAT YOU SHOULD KNOW BEFORE VOTING ON THE LIQUIDATION -- Interests of Certain Persons in the Liquidation" on pages __ to __ below.

Q:  What will happen if the Liquidation is approved?

A: The General Partner itself will seek to market and sell the Partnership's assets and use the net proceeds to pay off Partnership debts and obligations. Under the Plan, the General Partner will take all necessary steps to terminate the Partnership. We expect that it could take approximately three to four years from the date of the Limited Partners' approval of the Liquidation to sell the Partnership's assets. Liquidation and dissolution can be a complex process that may depend on a number of factors, some of which are beyond the General Partner's control. Accordingly, there can be no assurance that the Liquidation will be completed within the specified time frame. Completion of the Liquidation may also be subject to certain risks. See "WHAT YOU SHOULD KNOW BEFORE VOTING ON THE LIQUIDATION -- Risks of the Liquidation" on pages __ to __ below.

Q:  Will I owe any federal income tax as a result of the Liquidation?

A: The sale of the Apartment Complexes may generate both ordinary income and capital gain to the Limited Partners for United States federal income tax purposes. On the other hand, the Liquidation may free up passive activity losses which may allow Limited Partners to gain the benefit of suspended and unused passive activity losses. Tax matters are very complicated and your tax consequences may depend on your financial situation and whether you purchased your Units in the original offering or in the secondary market. Please consult your tax advisor to determine the exact tax consequences of the Liquidation to you. See "WHAT YOU SHOULD KNOW BEFORE VOTING ON THE LIQUIDATION -- Material Federal Income Tax Considerations" on pages __ to __ below.

THE DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE, ON
PAGES __ TO __ OF THIS CONSENT SOLICITATION STATEMENT AND ELSEWHERE HEREIN DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS THAT MAY APPLY TO A LIMITED PARTNER. LIMITED PARTNERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE LIQUIDATION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Q:  What if the Liquidation is not approved?

A: If the Liquidation is not approved by a majority in interest of the Limited Partners, then the Partnership will continue to operate as a legal entity with its assets and liabilities. The General Partner would continue to sell individual Apartment Complexes or Local Limited Partnership Interests from time to time. If the Liquidation is not approved, there would need to be another vote at a later time in order to liquidate the Partnership, dispose of the final property, and take any other necessary action that would have the same effect on the Limited Partners as the Liquidation.

Q:  Am I required to vote on the Liquidation?

A: No. You are not required to vote; however, the Partnership cannot complete the Liquidation without the approval of Limited Partners holding at least a majority of the outstanding Units entitled to vote. If you fail to send in your signed Consent Cards it will have the same effect as a vote "AGAINST" the Liquidation. However, if you send in your signed Consent Card and do not select an option on the Consent Cards, your vote will be counted "FOR" the Liquidation.

Q:  How long do I have to consent?

A: You may submit your signed Consent Card now. Please mark your vote, sign and return the Consent Card using the enclosed postage pre-paid envelope provided or fax it to the Partnership at (714) 708-8498. In order for your Consent Card to be accepted, it must be received by 5:00 p.m., Pacific Time, on the earlier of the date on which the Limited Partners approve the Liquidation proposal, or May ___, 2008 (the "Expiration Date"), unless the Limited Partners approve the proposal to extend the solicitation period and the General Partner extends the period for giving consents, in which case the new Expiration Date established by the General Partner will be the last date upon which your Consent Card will be accepted. See "VOTING PROCEDURES" on pages __ to __ below.

Q:  May the consent period be extended?

A: In order for the consent period to be extended, a majority in interest of the Limited Partners must approve the extension proposal. This proposal would authorize the General Partner, in its sole discretion, to elect to extend the period during which consents of Limited Partners may be solicited and voted.

Q:  How will I be notified if the consent period is extended?

A: If the extension proposal passes and the General Partner elects to extend the consent period at its sole discretion, the Partnership will send a notice (which notice will also be filed with the Securities and Exchange Commission) announcing the extension, and the General Partner may furnish you with a supplement to this Consent Solicitation Statement. See "VOTING PROCEDURES" on pages __-__ below.

Q:  Can I revoke my consent?

A: Yes. Limited Partners may withdraw or revoke their consent at any time prior to 5:00 p.m., Pacific Time, on the Expiration Date. To be effective, a written or facsimile revocation or withdrawal of the Consent Card must be received prior to the Expiration Date and addressed as follows: Investor Services, 17782 Sky Park Circle, Irvine, California 92614. A notice of revocation or withdrawal must specify the Limited Partner's name and the number of Units being withdrawn. After the Expiration Date, all consents previously executed and delivered and not revoked will become irrevocable.

Q:  Do Limited Partners have dissenters' rights?

A: Under applicable state law, Limited Partners are not entitled to appraisal rights with respect to the value of the Units. There will not be any procedure by which a Limited Partner can seek an alternative valuation of his or her Units, regardless of whether the Limited Partner does or does not consent to the Liquidation.


              WHAT YOU SHOULD KNOW BEFORE VOTING ON THE LIQUIDATION

         The information contained in this Consent Solicitation Statement with respect to the Liquidation is qualified in its entirety by reference to the Plan of Liquidation and Dissolution and the Partnership Agreement. A copy of the Plan of Liquidation and Dissolution is attached hereto as Appendix A, and is incorporated by reference herein. A copy of the Partnership Agreement is available as an attachment to our Prospectus dated April 27, 1990, and may be requested from the Partnership, free of charge, upon written request to Investor Services, 17782 Sky Park Circle, Irvine, California 92614.

Background and Reasons for the Liquidation

         The Partnership was formed to acquire interests in the Local Limited Partnerships, each of which was to own and operate an Apartment Complex. Each Apartment Complex qualified for the low-income housing tax credit under Section 42 of the Code. All of the Apartment Complexes also benefit from mortgage and/or rent subsidies from U.S. Department of Agriculture, Rural Development or other forms of government assistance.

         The Partnership offered Units in a public offering declared effective by the Securities and Exchange Commission on April 27, 1990, which offering concluded on December 31, 1991. Investors purchasing 7,000 Units contributed $7,000,000 to the Partnership. The Partnership holds interests in a total of 26 Local Limited Partnerships, each of which owns one Apartment Complex. The Partnership sold or transferred its interest in one Local Limited Partnership to date. Proceeds of the sale were used to make distributions pursuant to Section
4.2 of the Partnership Agreement and to replenish reserves. The General Partner deferred its priority for the payment from the Partnership of a portion of unpaid loans made by the General Partner to the Partnership and unpaid asset management fees, which resulted in cash distributions to the Limited Partners from the sale that would not otherwise have been due or payable to the Limited Partners.

         The principal investment objectives of the Partnership stated in its Prospectus were to provide tax benefits in the form of:

     o low-income housing credits which Limited Partners could use to offset federal income tax liabilities; and

     o    losses  which   individuals,   S  Corporations  and  personal  service
          corporations might use to offset passive income.

In addition, the Partnership was to seek, to the extent feasible, to preserve and protect the Partnership's capital and to return such capital through cash distributions.

         The Partnership has strived to meet its objectives. Not including any other past benefits of holding Units, such as distributions of cash and use or accrual of passive activity losses, Limited Partners have received low-income housing tax credits in an amount of approximately 145% of their original investments.

Original Tax Credit                       Weighted Average
Target                                    Tax Credits Generated(1)
-------------------                       ------------------------

135% - 145%                               145%

(1) For first Limited Partners admitted to the Partnership.

         Limited Partners will receive distributions from the Liquidation only if substantially all sales are made at the higher range of estimates. See "-- Estimates of Ranges of Values of Partnership Properties" on pages ____ to ____ below.

         Before recommending the Liquidation, the General Partner considered the benefits and risks associated with continuing the business of the Partnership. After weighing the benefits and risks of continuation, the General Partner believes that the Liquidation is in the best interests of the Limited Partners. The General Partner believes that the Liquidation provides the best alternative for the Limited Partners for the following reasons:

         o The Partnership no longer generates low-income housing tax credits. The Partnership has generated and continues to generate passive activity losses. However, for many Limited Partners, the tax benefits provided by these passive activity losses are available only upon the sale of the Partnership's assets (a limited amount of passive activity losses may be used upon the sale of an individual Local Limited Partnership Interest or Apartment Complex) and Liquidation of the Partnership (all remaining passive activity losses may be used upon Liquidation). Consequently, the Liquidation of the Partnership may provide many Limited Partners with additional tax benefits by freeing up previously suspended passive activity losses. Presuming that a Limited Partner acquired his or her Units at the initial offering by the Partnership, and that the Partnership's passive activity losses have only been used by the Limited Partner to offset any previous passive activity income/gain from the Partnership, the General Partner estimates that the Liquidation will unlock previously suspended passive activity losses to offset any taxable gain to such Limited Partner from the Liquidation. Limited Partners may be able to use these losses to offset any gains from the sale of the Apartment Complexes. Limited Partners are urged to consult their own tax advisors as to the specific tax consequences to them of the Liquidation, including the applicability and effect of federal, state, local and other tax laws. Each Limited Partner should be aware that the specific tax consequences to him or her will vary depending upon several factors, including when the Limited Partner purchased his or her Units. See "-- Material Federal Income Tax Considerations" on pages ____ to ____ below for more explanation.

         o Currently, there is no established market for the Units, and Limited Partners are only able to sell their Units in an informal secondary market, which contains a small number of participants with infrequent transactions. The General Partner believes that Limited Partners may desire to liquidate their investment in the Partnership. Liquidation of the Partnership will allow for the termination of the Limited Partners' investment in the Partnership. See "THE PARTNERSHIP AND THE GENERAL PARTNER -- Market for the Units" on page ____ to ____ below.

         o Many Limited Partners find the Schedule K-1 required from their investment in the Partnership complicated to report on their own tax returns, which may require individuals to incur tax return preparation costs they would not otherwise have to incur. Dissolution of the Partnership would eliminate any such cost and possible delay to a Limited Partner's preparation of tax returns due to the investment in the Partnership.

         o Maintenance and administrative expenses associated with aging Apartment Complexes will continue to increase. Due to the increasing need for repairs and improvements to the Apartment Complexes, it is unlikely that the Partnership would ever distribute any cash to Limited Partners from operations. Once the Apartment Complexes are fully depreciated, they could begin to generate taxable income with no cash to pay the tax liability therefrom.

         o Even if Apartment Complexes are sold individually, many of the Partnership's costs will continue to remain steady, including costs and fees associated with filing Schedule K-1 tax information, auditing the Partnership's financial statements and preparing periodic reports and other filings with the Securities and Exchange Commission.

         o Mortgages with certain prepayment restrictions are not eligible for refinancing at this time or substantially impact the appraised value of the encumbered assets. Furthermore, certain subsidized mortgages are pre-payable, but the encumbered assets do not appear to be able to support market rate mortgages in amounts sufficient to pay off the existing mortgage balances. There are prepayment restrictions on mortgages covering numerous Apartment Complexes. Even those Apartment Complexes that could be refinanced may not produce much equity for distribution because new lenders would likely require significant amounts to be invested immediately in repairs and capital improvements for the aging properties. Although refinancing would result in the distribution of cash to the Partnership from the Local Limited Partnerships without triggering a taxable gain, the General Partner does not believe that refinancing would result in distributions to the Limited Partners. Finally, selling some properties while refinancing others would result in a smaller fund continuing to carry fixed expenses, such as tax preparation fees, audit fees and other costs associated with being a public reporting company.

         o The Liquidation might provide Limited Partners with a return of capital, giving Limited Partners the opportunity to redeploy such funds to seek a higher rate of return. However, based upon the General Partner's lower estimates of the range of values for the Partnership assets, the Liquidation would not result in any distributions of cash to the Limited Partners. See "-- Estimates of Ranges of Value of Partnership Properties" on pages ____ to ____ below. Due to variables such as changes in market conditions, fluctuations in real property values and lack of certainty regarding the potential buyers of Local Limited Partnership Interests and/or Apartment Complexes in the distant future when restrictions on the Apartment Complexes would be eliminated, it is difficult to ascertain at this time whether Limited Partners would receive greater proceeds from other strategic alternatives if the Liquidation is not approved; however, the Partnership would continue to accrue management fees of the General Partner and other operating costs and expenses until dissolution of the Partnership.

         o To the extent the Apartment Complexes are not sold, they will continue to subject the Partnership to the risks inherent in the ownership of real property, such as fluctuations in occupancy rates, operating expenses and rental rates, which in turn may be affected by general and local economic conditions and by the supply and demand principles.

In addition, the General Partner has considered the following other factors in making its decision to recommend the Liquidation:

         o Based upon our lower estimates of ranges in values of the sale of the Apartment Complexes and Local Limited Partnership Interests, the Limited Partners would not receive any distributions upon the Liquidation of the Partnership. See "-- Estimates of Ranges of Values of Partnership Properties" on pages ____ to ____ below. The previous cash distribution to the Limited Partners from the sale of an Apartment Complex was due primarily to the decision of the General Partner to defer priority for payment of its accrued asset management fees and loans to the Partnership, thereby allowing distributions to the Limited Partners that would otherwise not have been paid. The General Partner does not intend to defer its priority with respect to unpaid asset management fees and unpaid loans in the future, whether or not the Liquidation is approved by a majority of the Limited Partners.

         o The General Partner has conflicts of interest in recommending the Liquidation. See "-- Interests of Certain Persons in the Liquidation" on pages ____ to ____ below. Through December 31, 2006 the General Partner has deferred priority with respect to unpaid loans and management fees in the amount of $2,146,982 in asset management fees and $35,986 in operating expense advances. Pursuant to the Partnership Agreement, proceeds from the sales of Apartment Complexes would be used to pay the General Partner these unpaid loans and management fees before any distributions would be made to the Limited Partners. The General Partner may have ongoing relationships with any potential purchasers of Apartment Complexes including an affiliate of the General Partner participating as the purchaser, developer and/or property manager. The General Partner may have to negotiate a higher sales preparation or other fee in order to obtain the approval of a Local General Partner to a particular sale. Finally, the General Partner would no longer be entitled to receive fees to which it is entitled under the Partnership Agreement, and the General Partner would no longer have any liability in respect of the Partnership or in its capacity as general partner of the Partnership.

         o If the Partnership were to continue under its current structure, Limited Partners would likely retain their investment without any significant increase in value or near term exit opportunities. However, possible improvements in economic and market conditions could produce increased cash flow and enhance the sales prices of the Apartment Complexes. Consequently, while we believe that the Liquidation will achieve more favorable economic results for Limited Partners than by continuing the Partnership under its current structure, we are unable to assure you that continuation of the Partnership's business would not produce better results than those obtained in the Liquidation.

         The alternative to Liquidation would be to continue the Partnership in accordance with its existing business plan. The General Partner considered retaining the Apartment Complexes for a longer period of time to realize capital preservation / appreciation. However, due to the fact that many of the Apartment Complexes remain subject to use restrictions that extend well into the future, capital preservation / appreciation likely will be diminished by the passage of time. In addition, because the Apartment Complexes are aging, the Local Limited Partnerships may need to expend significant funds for capital improvements and maintenance costs in order for the Apartment Complexes to compete in their respective markets in the future. Property replacement reserves may be insufficient to provide the level of upgrades that may be necessary. While the Local Limited Partnerships might be able to borrow additional funds in order to finance these improvements, increasing indebtedness on the Apartment Complexes to finance such improvements would increase the risk of loss, and as such, the General Partner does not believe that increasing the level of debt of the Local Limited Partnerships would be in the best interests of the Partnership, if another alternative such as a sale is feasible.

         Furthermore, the ability to recapitalize the Local Limited Partnerships through refinancing of the existing mortgages is limited due to various restrictions of the current mortgages. Certain Apartment Complexes are subject to mortgages with prepayment prohibitions and/or prohibitive prepayment penalties. Other Apartment Complexes have subsidized mortgages, and many of these properties do not appear to be able to support a market rate mortgage in an amount sufficient to pay off the existing subsidized mortgage balance because the subsidy is required for continued property operations. Such restrictions limit the opportunity for the Local Limited Partnerships to refinance the Apartment Complexes they own at present. Moreover, it appears likely that a new lender would require significant amounts to be invested immediately in repairs and capital improvements.

         For the reasons stated above, the General Partner believes that the Liquidation would produce a better result for the Limited Partners than continuing to operate the Partnership in its current form indefinitely. If the Liquidation is not approved by a majority in interest of the Limited Partners, the Partnership would continue to operate in its current fashion and no sales of all or substantially all of the Partnership's assets at one time will be made without consent of the Limited Partners, although sales of individual Apartment Complexes would continue to be made.

         No independent third party has reviewed or approved our recommendation. However, we believe that our recommendation is in the best interest of Limited Partners and consistent with our fiduciary duties to the Limited Partners. See "THE PARTNERSHIP AND THE GENERAL PARTNER -- Fiduciary Duties of the General Partner." Consequently, we recommend that the Limited Partners consent to the proposed Liquidation by marking the box entitled "FOR" next to the Liquidation proposal on the enclosed Consent Card.

         Limited Partners are urged to consult with their independent financial and tax advisors prior to consenting to the Liquidation.

Risks of the Liquidation

         In addition to the other information included elsewhere in this Consent Solicitation Statement, the following factors should be considered carefully in determining whether to approve the Liquidation.

         The General Partner Will Have Conflicts of Interest in the Liquidation. If the Liquidation is approved, the General Partner will have conflicts of interest with respect to the Liquidation. Consummation of the Liquidation will eliminate any potential liability of the General Partner for liabilities of the Partnership that could arise in the continued operation of the Partnership. In addition, the General Partner and/or its affiliates will no longer be entitled to various fees received in its capacity as General Partner of the Partnership. The Liquidation will result in payments to the General Partner of accrued asset management fees and other fees to which the General Partner is entitled, to the extent that there are enough proceeds from the sale of Apartment Complexes to do so. As of December 31, 2006 the General Partner and its affiliates were owed a total of $2,146,982 in deferred or otherwise unpaid asset management fees. The General Partner would also be entitled to receive payment for any unpaid loans advanced to the Partnership. As of December 31, 2006 the General Partner and its affiliates were owed a total of $35,986 in unpaid loans advanced to the Partnership. The Partnership Agreement provides that all of these amounts will be paid prior to any distributions made to the Limited Partners. In addition, an affiliate of the General Partner may become the Local General Partner of a Local Limited Partnership and as such might be entitled to a sales preparation fee and a percentage of the net sales proceeds. Also, the General Partner or its affiliates may have prior and ongoing business relationships with potential purchasers of the Apartment Complexes including an affiliate of the General Partner participating as the purchaser, developer and/or property manager. The General Partner may have to negotiate a higher sales preparation or other fee in order to obtain the approval of a Local General Partner to a particular sale. See "-- Interests of Certain Persons in the Liquidation" on pages ____ to ____ below for further explanation.

         You Will Incur Gains in the Liquidation In Excess of Any Distributions. If the Liquidation is approved, you should be aware that you will have capital gains and/or ordinary income, which could result in your being taxed. You may not have sufficient current passive activity losses generated by the Partnership to offset these gains and income. Furthermore, if you have used otherwise suspended passive activity losses to offset passive activity gains not relating to the Partnership, you may be unable to offset these gains to the extent provided in the estimates in this Consent Solicitation Statement. You are strongly urged to consult your own tax advisors to determine the particular tax consequences of the Liquidation to you, including the application and effect of federal, state, local, foreign and other tax laws. See "-- Material Federal Income Tax Consequences" on pages ____ to ____ below for further explanation.

         If the Liquidation is Approved, You Face Uncertainty as to the Amount of Suspended Passive Activity Losses That May Become Usable to Offset Other Gains. This Consent Solicitation Statement indicates that suspended passive activity losses may be freed upon the Liquidation of the Partnership. This assertion relies on numerous assumptions, including assumptions that there will be no further gains that reduce the current amount of suspended passive activity losses, that all properties will be sold at the same time, that the Partnership's passive activity losses have only been used by you to offset any previous passive activity income/gain from the Partnership, and that you acquired your Units during the initial offering. In addition, operating losses flowing from each Local Limited Partnership to the Partnership, which may increase the amount of suspended activity losses, were estimated through the assumed date of sale, which may not be the actual time that the Liquidation is completed. Because it is unlikely that each of these assumptions will be true in all cases, you may or may not receive enough previously suspended passive activity losses to offset the taxable income and gain from the Liquidation.

         The General Partner or its Affiliates May Have Business Relationships with the Purchasers of the Apartment Complexes After the Apartment Complexes Are Sold. It is possible that affiliates of the General Partner will receive compensation from selling interests in the Apartment Complexes to other investors after the Apartment Complexes are sold. For example, the Apartment Complexes may be eligible for federal low-income housing tax credits if they are rehabilitated. Affiliates of the General Partner may negotiate a provision which allows them to sell or "syndicate" such Apartment Complexes and assist in the development and rehabilitation of such Apartment Complexes without Limited Partners' consent if the Liquidation is approved. Affiliates of the General Partner have extensive experience and interests in the sale, purchase, development and rehabilitation of real property and there may be opportunities for affiliates of the Partnership or the General Partner to profit from the Apartment Complexes after they are sold. Limited Partners would not participate in any such potential profits.

         Sales of Assets Pursuant to the Plan of Liquidation and Dissolution are not Subject to Limited Partner Approval. If the Limited Partners approve the Liquidation, the General Partner will commence marketing all of the Partnership's assets. Limited Partners will have no right or opportunity to vote on the sale of each asset and will have no right to approve or disapprove the terms of any individual sale. By consenting to the Liquidation, Limited Partners are granting the General Partner authority to sell all of the Partnership's assets upon terms and conditions which the General Partner deems appropriate. See "-- Plan of Liquidation and Dissolution" on page ____ to ____ below. To date, the Partnership has sold its interest in one of the Apartment Complexes. The Partnership will automatically (without requiring any additional approval of the Limited Partners) be terminated and dissolved following the sale of the Partnership's final property.

         If the Liquidation is Approved, Limited Partners Will Continue to Hold Units in the Partnership if the General Partner is Unable to Sell All of the Apartment Complexes. Even if the Liquidation is approved by the Limited Partners, the General Partner may not be able to sell all of the remaining assets, in which case the Partnership will not be liquidated and the Partnership will continue to hold interests in those assets that could not be sold. In this situation, Limited Partners would continue to receive a Schedule K-1 for their interest in the Partnership.

         There is a Lack of Independent Representation Regarding the Liquidation Recommendation. The Partnership has not retained an independent representative to act on behalf of the Limited Partners or the Partnership in designing the overall structure of the Liquidation. In addition, the Partnership does do not intend to employ an independent agent to structure and negotiate the terms and conditions (including the consideration to be received) upon which the Partnership's assets will be sold. The Partnership did not seek to obtain an opinion relating to the fairness to the Limited Partners of the proposed Liquidation. There is no assurance that the General Partner can obtain better results for the Partnership in the sale of Partnership assets than would otherwise be obtained by the Local General Partners of the Local Limited Partnerships or a third-party broker.

         The General Partner Receives the Benefit of Indemnification under the Partnership Agreement. The Partnership Agreement provides that the General Partner shall not be liable to the Partnership or any of the Limited Partners for any loss which arises out of any action or inaction of the General Partner if the General Partner, in good faith, determined that such course of conduct was in the best interest of the Partnership, provided that the course of conduct did not constitute negligence or misconduct. Furthermore, the General Partner shall be indemnified for and against any loss, judgment, liability, expense and amount paid in settlement of any claims sustained by it in connection with the Partnership, provided that the same were not the result of negligence or misconduct and were the result of a course of conduct which the General Partner in good faith determined was in the best interest of the Partnership. As a result of these provisions, Limited Partners may have more restricted rights of action than they would otherwise have if such restrictions had not been included in the Partnership Agreement. In general, the General Partner may not be indemnified under the Partnership Agreement with regard to liabilities arising under federal or state securities laws, rules or regulations, unless the General Partner is successful in defending such action and such indemnification is specifically approved by the court.

         If a claim were made against the General Partner in connection with its actions on behalf of the Partnership with respect to the Liquidation, it would most likely seek to be indemnified by the Partnership with respect to such claim. Any expenses (including legal fees) incurred by the General Partner in defending such claim may be paid as they are incurred, which may be prior to the final disposition of such claim. As a result of these indemnification rights, a Limited Partner's remedy with respect to claims against the General Partner relating to its involvement in the Liquidation could be more limited than the remedies that would have been available absent the existence of these rights in the Partnership Agreement. A successful claim for indemnification, including the expenses of defending a claim made, would reduce the Partnership's assets by the amount paid.

         The Liquidation would Lead to a Loss of Opportunity to Benefit from Future Events. Limited Partners should be aware that there can be no assurance that a continuation of the Partnership would not result in greater returns to Limited Partners than the Liquidation. After the Liquidation, the Partnership will not benefit from possible improvements in economic and market conditions that could produce increased cash flow and enhance the sales prices of the Apartment Complexes. In addition, there can be no assurance that the Liquidation will result in greater returns to the Limited Partners than a merger of the Partnership with another entity, a refinancing of some or all of the Apartment Complexes or any other strategic alternative, whether or not considered by the General Partner.

Plan of Liquidation and Dissolution

         The Liquidation is to be effected in accordance with the terms and conditions set forth in the proposed Plan of Liquidation and Dissolution and the Partnership Agreement. Upon approval of the Liquidation, the General Partner will (1) seek to sell the assets of the Partnership and use the sales proceeds and/or other Partnership funds to pay all expenses in connection with such sales, (2) pay or make provision for payment of all Partnership obligations and liabilities, including accrued fees and unpaid loans to the General Partner and
(3) distribute the remaining cash as set forth in the Partnership Agreement and described in this Consent Solicitation Statement. The Partnership will then file a Certificate of Cancellation with the California Secretary of State, whereupon, or at such later time as may be specified in the Certificate of Cancellation, the Partnership will be terminated and will cease to exist.

         Pursuant to the Plan of Liquidation and Dissolution, prior to completing the Liquidation, the Partnership must file all tax returns with federal, state and local tax authorities, and must file all reports with the Securities and Exchange Commission and provide or make available such reports to Limited Partners in accordance with the Partnership Agreement. Pending the sale of the Apartment Complexes or Local Limited Partnership Interests, the Local Limited Partnerships will continue to lease units in the Apartment Complexes and the Partnership will continue to operate.

         The General Partner expects the sale of the Partnership's assets could be completed approximately three to four years after the date of the Limited Partner's approval of the Liquidation. Liquidation, however, can be a complex process which may depend on a number of factors, and some of these factors are beyond the General Partner's control. For example, the Partnership may be pursuing claims against others or defending litigation, or there may be other contingencies to which the Partnership may become subject during the Liquidation. Furthermore, the General Partner may determine that the interests of the Limited Partners are better served by waiting to sell certain Apartment Complexes until after certain restrictions have been lifted, maximizing the value of the sales of such Apartment Complexes. Consequently, the Liquidation may take longer or shorter than expected.

Interests of Certain Persons in the Liquidation

         You should be aware that the General Partner, although it is required to perform in a manner consistent with its fiduciary duties to the Partnership and the Limited Partners, would have interests in the Liquidation that may differ from those of the Limited Partners. Such interests include the following:

         o If distributions are made, any accrued but unpaid asset management fees and any loans advanced to the Partnership by the General Partner will be paid prior to any distributions to the Limited Partners. As of December 31, 2006 the General Partner had advanced loans totaling $35,986 to the Partnership and accrued unpaid asset management fees of $2,146,982.

         o If the Liquidation is approved and consummated, the General Partner and/or its affiliates will no longer be entitled to its annual management and other fees currently received in its capacity as general partner of the Partnership.

         o The Liquidation of the Partnership will eliminate any potential liability of the General Partner for liabilities of the Partnership or actions taken by the General Partner as a fiduciary.

         o The General Partner may have ongoing business relationships with potential purchasers of the Partnership's assets, including but not limited to an affiliate of the General Partner participating as the purchaser, developer and/or property manager. The General Partner may have to negotiate a higher sales preparation or other fee in order to obtain the approval of a Local General Partner to a particular sale.

         Per Section 4.2 of the Partnership Agreement, after the payment of all Partnership obligations, all liquidation and sale proceeds shall be applied and distributed in the following amounts and order of priority: First, to the Limited Partners in the amount of their adjusted capital contribution; Second, to the General Partner in an amount equal to its adjusted capital contribution; and Third (subject to the payments of a preferred return to the Limited Partners and any subordinated disposition fees to the General Partner), the balance 95% to the Limited Partners and 5% to the General Partner. No such distributions, preferred returns or disposition fees are anticipated.

         If the Liquidation is approved by a majority in interest of the Limited Partners, the General Partner will promptly execute the Plan of Liquidation and Dissolution and it will become effective. If the Liquidation is not approved by a majority in interest of the Units entitled to vote, the Partnership would continue to operate in its current fashion and no sales of all or substantially all of the Partnership's assets at one time will be made without consent of the Limited Partners, although individual Apartment Complexes would continue to be sold.

Liquidation Expenses

         The Partnership will pay for the expenses of the solicitation and, if approved by Limited Partners, the Liquidation.

         Expenses of the solicitation include the costs of mailing and printing this Consent Solicitation Statement, any supplements to it or other documents related to the Liquidation, telephone calls, legal fees, appraisal fees, accounting fees, consent solicitation agent fees and other fees related to the solicitation of consents, as well as reimbursement of expenses incurred by brokers and banks, if any, in forwarding the Consent Solicitation Statement to Limited Partners. The Partnership will pay these expenses whether or not the Liquidation is consummated.

         Liquidation expenses include filing fees, legal and accounting fees not included as solicitation expenses, travel expenses and all other fees related to the Liquidation. Partnership-level liquidation expenses include audit expenses, tax filing expenses and other expenses upon dissolution of the Partnership. Local Limited Partnership-level liquidation expenses include the legal fees and other costs associated with the sale of each Apartment Complex or Local Limited Partnership Interest.

Estimates of Ranges of Values of Partnership Properties

         Due to the fact that each Apartment Complex is a low- to moderate-income housing development subject to the rules and regulations of state housing authorities and restrictions under the Internal Revenue Code, the methods of valuation for the Partnership's assets differ from traditional valuations in the sales of housing. See "-- Restrictions" below for more details. Furthermore, the valuation methods may differ for each of the Apartment Complexes, as each may be subject to different restrictions and different market conditions.

         The General Partner has not consulted with any independent appraiser or other real estate professional in estimating the ranges of values of the Partnership's assets. Based upon the General Partner's and its affiliates' experience and familiarity with the markets for non-RD financed multifamily housing and government assisted low- to moderate-income housing, the General Partner is of the view that its estimates for the values for the properties reflect a reasonable range of expected sale prices should the Apartment Complexes be marketed. However, since (i) the method of valuation used by an actual purchaser may differ from these methods of valuation; (ii) market or property conditions may change; and (iii) the valuation assumptions used by the General Partner are aggressive and may tend to overstate sale prices, actual results may differ significantly from the analysis presented in this Consent Solicitation Statement.

         The Liquidation is expected to allow any suspended passive activity losses to be used by the Limited Partners to offset other income of the Limited Partners. Limited Partners are urged to consult with their tax advisors regarding the impact of the passive loss rules on their individual circumstances.

Method of Valuation

         While the General Partner anticipates that a particular disposition could be different, in its experience, most sales of properties financed in a manner similar to the Apartment Complexes will consist of either a sale of the Local Limited Partnership Interest to a third party, a transfer of the Local Limited Partnership Interest to the existing Local General Partner, or a resyndication of the Apartment Complex. A resyndication involves a subsequent allocation of low-income housing tax credits ("LIHTCs") and requires the sale of the property. In a resyndication transaction, properties may be sold to an unrelated third party or to a new entity controlled by the existing Local General Partner or the General Partner.

         The estimated values listed below may differ from the actual results of sales, and the method of valuation used in this Consent Solicitation Statement may differ from the method of valuation used in the actual sale of an Apartment Complex or Local Limited Partnership Interest. When properties are sold to unrelated third-party purchasers, the value of those properties will be substantiated through a competitive bidding process, an independent third party appraisal of property value or a combination of both. In most cases when a competitive bidding process is used to substantiate the value of a property, an independent and qualified real estate broker will market the property and manage the bidding process. The General Partner will review all of the bids submitted to any such broker for the property. At this time, the General Partner has not consulted with any real estate brokers or other real estate professionals concerning potential purchasers of the Apartment Complexes except where sales of Apartment Complexes are already in progress.

         When the General Partner intends to transfer the Partnership's Local Limited Partnership Interest to an entity controlled by the existing Local General Partner, the General Partner will substantiate the value of the property through an independent third party appraisal of property value, a market report of value prepared by an independent and qualified real estate broker or through an internal analysis of the value of the property. When the General Partner intends to transfer the Partnership's Local Limited Partnership Interest to an entity controlled by the General Partner, the General Partner will substantiate the value of the property through an independent third party appraisal.

         Income Capitalization Analysis. For purposes of this Consent Solicitation Statement, to obtain an estimated value of each of the Apartment Complexes, the General Partner employed three internal analyses to value each property. As noted above, this may or may not be the method by which the property's value is substantiated at the time of sale. The first analysis (the "Income Capitalization Analysis") is similar to the income approach employed by appraisers and involves capitalizing the stream of net rental income generated by the Apartment Complex. Under the Income Capitalization Analysis, property value is determined by dividing net operating income by a capitalization rate.

         Net operating income is defined as gross operating income minus operating expenses for book purposes. Operating expenses do not include mortgage debt service, book depreciation and capital deductions. The General Partner has analyzed the current and historical operations for each of the Local Limited Partnerships and projected the anticipated net operating income for 2007. Gross potential rental income was determined by annualizing the gross potential rental income for each property as of the calendar year ended December 31, 2006, grossed up to 100% occupancy and utilizing a 3% annualized growth rate to derive the projected 2007 gross potential rental income. A future vacancy and collection loss rate of 7% was utilized, which in the General Partner's experience approximates the vacancy rate of properties of this type. In addition, other income was determined by annualizing other income received with respect to the properties as of the calendar year ended December 31, 2006. Operating expenses were determined by averaging the actual operating expenses reported by the properties for the calendar years ended December 31, 2006 and December 31, 2005, and projecting a 3% annual increase in the operating expenses to derive the 2007 operating expenses.

         The assumptions and variables used in the Income Capitalization Analysis are aggressive, and the General Partner believes that this may result in the overstatement of property value. Actual results may differ significantly from the results obtained by this analysis. For example, the Income Capitalization Analysis may overstate the gross operating income because it assumes that the Apartment Complexes command market rents comparable to other apartments in the area. Higher rents result in higher operating income. This assumption implies that there are no further use restrictions that affect the property and, as such, the property can be converted from affordable to market rate housing. Under Section 42 of the Code, income and rent restrictions are imposed on the Apartment Complexes requiring them to be rented as affordable housing for a minimum period of 15 years (the "15-year LIHTC Compliance Period"). In most cases, there are use restrictions that continue to affect the property after the expiration of the 15-year LIHTC Compliance Period, making such properties difficult if not impossible to convert to market rate housing. See "Extended Use Restrictions at pages __ to __ below for more details.

         In addition, the estimated operating expenses may understate the actual expenses incurred by similar properties because they do not take into account potential increased costs of operating as a market rate housing development rather than as affordable housing. To compete as a market rate apartment complex, certain operating expenses, such as advertising and/or maintenance, may increase. Further, certain tax exemptions or abatements available to affordable housing complexes may not be available to market rate complexes, and the tax expenses of the property may increase substantially upon conversion.

         The overestimation of gross operating income and the underestimation of the operating expenses would result in the overestimation of net operating income. The greater the net operating income is, the greater the value of the property.

         The second variable in determining the value of an Apartment Complex in the Income Capitalization Analysis is the capitalization rate. Because the capitalization rate is the denominator in the Income Capitalization Analysis, lower capitalization rates result in higher property values. For purposes of this analysis, the General Partner would have employed a capitalization rate of 8% for non-RD financed properties (there are none) and employed a 9% capitalization rate for Rural Development ("RD") financed or rural properties. The 8% capitalization rate for non-RD financed properties was selected based upon the General Partner's and its affiliates' experience in marketing similar properties and a review of nationally recognized investor surveys pertaining to capitalization rates in general. While there are a handful of markets across the country in which non-RD financed market rate apartment complexes command lower capitalization rates, most markets have capitalization rates approximating or above 8%. Given the average prevailing rates and considering that many of the properties will continue to be subject to use and rent restrictions, the 8% capitalization rate is aggressive for purposes of this analysis, and may tend to overstate the values of non-RD financed properties.

         Capitalization rates for RD financed properties are more difficult to determine because the market for these properties is extremely limited. RD is a division of the U.S. Department of Agriculture that administers rural business, cooperative, housing, utilities and community development programs. As described in further detail in "-- Restrictions" below, RD properties are financed with mortgages subsidized to an effective interest rate of 1% per annum and amortized over periods of up to 50 years. Thus, at the expiration of the 15-year LIHTC Compliance Period, there has been no significant amortization of the principal amount of the RD mortgages covering the RD financed properties. In addition, RD properties were developed in rural areas throughout the country, which in many cases have experienced limited or no economic expansion. As a result, many of the properties have not appreciated in value over the course of the 15-year LIHTC Compliance Period. Finally, RD properties tend to be smaller developments, with the average size being 24 units. The combination of minimal debt amortization, minimal market appreciation and small size act as a strict constraint on the value of RD properties. Because most RD properties have limited or no residual value, the pool of potential purchasers is limited; hence, RD properties are relatively illiquid assets.

         The extremely limited market for RD financed properties is further limited by the fact that cash flow distributions to property owners often are not allowed by RD. Even when RD does allow cash flow distributions, they are limited by RD regulations to approximately 0.4% of the initial development costs annually, exclusive of LIHTC equity. Because of the limited market, lack of liquidity and restricted cash flow distributions, there is a substantial risk that the investment in a RD financed property could not be recovered through cash flow or future appreciation in the underlying property value. This risk could be deemed to increase the capitalization rate for RD financed properties to a level substantially higher than 9%. In determining the RD capitalization rate, the General Partner assumed that there was an active market for RD properties and that cash flow distributions, if any, are not limited by RD regulation. Under these assumptions, the 1% difference between the conventional and RD capitalization rates would be attributed to the smaller size of RD properties and their rural locations. The General Partner believes that the size and rural location of RD properties, together with a lack of liquidity and restricted cash flow distributions, results in actual capitalization rates that are much higher than 9%, but in the absence of a regular market for RD properties, the General Partner chose a more aggressive capitalization rate, which in turn may overstate the values of RD financed properties.

         Resyndication Analysis. In addition to the Income Capitalization Analysis, the General Partner also reviewed the results of a potential resyndication of a property (the "Resyndication Analysis"). Resyndication is a viable strategy for RD properties subject to subsidized mortgages that cannot be prepaid as well as properties subject to income or rent restrictions that continue beyond the initial 15-year LIHTC Compliance Period, as discussed in "-- Restrictions" below. In a resyndication, a tax credit developer or purchaser would continue the affordability restrictions of the Apartment Complex, renovate the Apartment Complex (to obtain a new allocation of LIHTCs) and withdraw a developer's fee from the acquisition's capitalized funding. Resyndications may allow for the payment of cash proceeds to the existing property owners even in cases where there is no equity value in the property. The Resyndication Analysis estimates the amount of cash proceeds, if any, that would be available for distribution to the existing property owner.

         In a resyndication, in order for an Apartment Complex to generate any new LIHTCs, the residential units of the Apartment Complex would need to be rehabilitated. There are numerous variables and assumptions in a Resyndication Analysis that could impact the ultimate value of an Apartment Complex. The General Partner has applied its best judgment based upon its experience in the marketing and sale of similar properties to account for these variables and to provide what the General Partner believes to be a reasonable range of valuations for these properties.

         The Resyndication Analysis assumes rehabilitation costs of $25,000 per unit, which is consistent with the General Partner's experience of the level of rehabilitation required for properties 15 years or older. In addition, the Resyndication Analysis has assumed that new investors would pay $0.93 in equity per LIHTC dollar generated. This price does fluctuate, but $0.93 approximates the current market price. In each case, the General Partner has assumed that the existing mortgage on the resyndicated Apartment Complex would be assumed and that a subsequent financing would have a total loan to value ratio of up to 90%. This is aggressive as, in our experience, lenders typically lend between 70% and 80% of the loan to value ratio, and a higher loan to value ratio means that there will be more funding available to resyndicate the properties and more funds potentially available to the seller.

         LIHTCs are available at two rates -- 4% and 9%. Acquisition LIHTCs are available only at the 4% rate. Rehabilitation LIHTCs are available at both rates, with the 9% rate reserved for non-RD financed (as opposed to subsidized) rehabilitations. The Resyndication Analysis assumes that any new acquisition would include conventional financing, generating LIHTCs equal to 4% of the eligible acquisition price costs and fees and LIHTCs equal to 9% of the eligible rehabilitation costs and fees. The General Partner believes that assuming a 9% LIHTC rate for rehabilitations is aggressive and may not be realized, as the prospective purchaser would be required to compete with other tax credit developments for the limited pool of 9% tax credits with no assurance that the purchaser would win the allocation. Finally, the Resyndication Analysis assumes that the developer's fee would be 5% of acquisition costs and 15% of rehabilitation costs. Maximum allowable development fees are determined by the applicable state housing agency and, as such, fees may vary from state to state. A maximum allowable developer fee equal to 5% of acquisition costs and 15% of rehabilitation costs represents the maximum allowable fee designated by a number of states.

         Management Fee Analysis. It is expected that many of the Apartment Complexes, if sold, will not generate sufficient sale proceeds to retire outstanding Local Limited Partnership indebtedness. In these situations, a sale of the Local Limited Partnership Interest, often to an affiliate of the Local General Partner or the General Partner, could be more advantageous than the sale of the property. In such circumstances, the General Partner has assumed for purposes of estimating Liquidation proceeds that the Partnership's interest in these Local Limited Partnerships would be transferred for a multiple of the annual property management fee generated by the Partnership. Based on the General Partner's experience, it is typical for property management companies to pay in the range of from 1 to 2.5 times the annual management fee to obtain a long term property management contract. In addition, an interest in a non-RD financed property might be sold for an amount equal to the discounted annual cash distributions that the Partnership receives from the Local Limited Partnership. For purposes of the valuation analysis, the General Partner assumed a sale value of 2.5 times the annual management fee. There may be a situation where the General Partner, or an affiliate of the General Partner, purchases the Local General Partner's partnership interest for the right to manage the

Apartment Complex. In that scenario, the General Partner may negotiate with itself for the purchase of the Local Limited Partnership Interest. In such case, the General Partner will retain a third party independent appraiser to determine the value of the Apartment Complex before the sale of the Local Limited Partnership Interest or Apartment Complex.

         Liabilities. The Local Limited Partnerships have certain liabilities that must be satisfied from the sales proceeds before any distributions would be available to the Partnership. These may consist of the mortgage balances on the properties that are not being assumed, loans to the Local General Partners and other affiliates, and payments on other indebtedness. Furthermore, because the Partnership owns less than 100% of the economic interest of the Local Limited Partnerships, the distributable proceeds of the sale of the Apartment Complexes would be divided among the Partnership, the Local General Partners, and other limited partners, if any, of the Local Limited Partnerships.

Restrictions

         None of the Apartment Complexes remain subject to the 15-year LIHTC Compliance Period imposed by Section 42 of the Code; however, other income and/or rent restrictions may continue to limit the use of the properties beyond the 15-year LIHTC Compliance Period. Because the Local Limited Partnerships are currently controlled by Local General Partners that are unaffiliated with the Partnerships, there may be more restrictions on the individual Apartment Complexes than the General Partner is aware of, and there may be certain local and state level restrictions on certain Apartment Complexes that are not described below or elsewhere in this Consent Solicitation Statement. Some examples of additional restrictions are as follows:

         Extended Use Restrictions. Pursuant to Section 42 of the Code, all properties that received LIHTC allocations in 1990 or any subsequent year are subject to affordable housing use restrictions for a minimum period of 30 years, or an additional 15 years beyond the expiration of the 15-year LIHTC Compliance Period. These restrictions are set forth in an agreement between the Local Limited Partnership and the pertinent state housing agency which is responsible for allocating LIHTCs within the state. The terms of the extended use restrictions vary by property.

         The extended use provisions set forth in Section 42 provide that an owner may request that the state housing agency find a qualified buyer to purchase the property at a qualified contract price derived through a specific formula (a "Qualified Buyer"), before the property is no longer restricted by the extended use provisions. Typically, such a request may be made anytime after the expiration of the 14th year of the 15-year LIHTC Compliance Period. The state housing agency has a period of one year after receipt of an application to find a Qualified Buyer. If no Qualified Buyer is found after the expiration of this one-year period, the extended use restrictions terminate. However, the property remains subject to certain restrictions designed to protect existing tenants for an additional three-year period. Section 42 specifically allows state housing agencies to require extended use restrictions beyond the minimum 30 year period required by Section 42. Section 42 also allows state housing agencies to remove or otherwise restrict the ability of an owner to make an application for a Qualified Buyer. Some states extend the extended use period beyond 30 years, and most states provide incentives to remove the owner's ability to request a Qualified Buyer, or make it difficult to receive further LIHTC allocations without waiving the right to seek a Qualified Buyer.

         Prepayment Restrictions. Certain subsidized or government loans may include income and/or rent restrictions. Typically, such loans will prohibit prepayment for a certain period of time, and in some cases this period extends beyond the 15-year LIHTC Compliance Period. Examples of such loans are Florida's so-called SAIL Loans and loans made by RD. SAIL Loans must be repaid after 15 years, but by the terms of the loans, the income and rent restrictions imposed by the loan continue for 30 years even after the loan is repaid. RD Loans carry a 1% effective interest rate and amortize over 50 years. RD Loans obligated prior to December 1989 could be prepaid after 20 years, but RD Loans made after December 1989 cannot be prepaid before the end of the 50-year term. In addition, even when prepayment is allowed, non-RD financed mortgages may have prepayment penalties or yield maintenance fees. These penalties would often be great enough to prevent an unrelated purchaser from purchasing such an Apartment Complex.

         Local Municipality Agreements and Grants. Local municipality agreements may include real estate tax relief or a grant of funds. Most of these agreements and grants require some income and/or rent restrictions, and in some cases these restrictions extend beyond the 15-year LIHTC Compliance Period. The terms of these restrictions may affect value.

         Conclusion. Twenty-six Apartment Complexes remain in the Partnership, each of which is a RD financed property and continues to be subject to certain restrictions. As discussed above, RD financed properties carry greater restrictions than non-RD financed properties. Most are located in rural areas of the country, and may result in lower proceeds upon sale than urban properties. Using the approaches described above, at the lower range of estimates the General Partner believes that the Limited Partners would not receive any distributions upon Liquidation. Only if substantially all of the sales were made at the higher range of estimates would the sales produce sufficient proceeds to cover already outstanding liabilities and provide funds for distribution. These liabilities include mortgages, liabilities to the Local General Partners, loans from the General Partner to the Partnership and management fees as to which the General Partner has deferred its priority in the past. In addition, each of the properties may be subject to additional affordability restrictions, which could further impact the values of the properties. These restrictions may include, but are not limited to, mortgage prepayment restrictions, local municipality restrictions, and restrictions levied by federal and state granting authorities. The General Partner believes it is improbable that many of the properties would be sold at the higher estimates. In addition, a Local General Partner may not want to sell its Apartment Complex because of the limited amount of funds to be distributed upon such a sale. In such event, the General Partner may have to entice a Local General Partner to sell by agreeing to allow the Local General Partner to take a sales preparation fee that is not specified in the Local Partnership Agreement or to take a higher than stated percentage of the sales proceeds. Though this may reduce the ultimate cash distributed to the Partnership it is not a factor considered in valuing the Apartment Complex. Based on certain assumptions described in more detail below, the General Partner estimates that upon Liquidation, the Limited Partners would have taxable income or gain of approximately $1,050 per Unit at the lower range of estimates, and $1,965 per Unit at the higher range of estimates, and that the Liquidation would free up approximately $1,967 per Unit in previously suspended passive losses that could be used to offset these gains and, after the Liquidation is complete, other unrelated income or gains. The method for calculating the estimated Liquidation proceeds is depicted below:

Estimated Proceeds based on Income Capitalization Analysis


                                                                                                     Estimated
                                      Estimated Value -                                             Liquidation
                                   Income Capitalization      Mortgages and                         Proceeds to
  Local Limited Partnership            Capitalization          Liabilities         Net Value       Partnership (1)
  -------------------------            --------------          -----------         ---------       ---------------
Airport Road Associates              $      433,898       $      1,415,623        $          -      $           -
Am-Kent Associates                   $      536,886       $      1,176,154        $          -      $           -
Arizona I Limited Partnership        $      930,468       $      1,455,775        $          -      $           -
Ashland Inv. Group                   $      670,377       $      1,349,108        $          -      $           -
Brantley Housing                     $      461,419       $        556,202        $          -      $           -
Brian's Village Apartments           $      580,612       $        739,221        $          -      $           -
Candleridge-Perry                    $      400,565       $        569,879        $          -      $           -
Candleridge-Runnells                 $      356,844       $        349,185        $       7,659     $           -
Casa Alegre                          $      746,370       $      1,304,384        $          -      $           -
Castroville Village                  $      527,005       $        904,124        $          -      $           -
Cherokee Square                      $      497,487       $        950,772        $          -      $           -
DiVall Midland Associates            $      605,226       $      1,135,573        $          -      $           -
Eclectic Housing                     $      269,719       $        381,701        $          -      $           -
Elizabeth Square                     $      619,932       $      1,410,899        $          -      $           -
Emory Capital                        $      170,029       $        360,248        $          -      $           -
Emory Manor                          $      163,519       $        545,953        $          -      $           -
Idalou Manor                         $      167,812       $        603,759        $          -      $           -
Jefferson Capital                    $      323,993       $        696,935        $          -      $           -
Jefferson Manor                      $      282,460       $        744,939        $          -      $           -
Littlefield Manor                    $      138,920       $        579,628        $          -      $           -
Perry Co. Housing                    $      269,949       $        425,079        $          -      $           -
Pine Hill Housing                    $      341,689       $        537,293        $          -      $           -
Rociada                              $      273,418       $        713,665        $          -      $           -
Wadley Housing                       $      332,567       $        425,692        $          -      $           -
Whitewater Woods                     $      732,479       $      1,264,124        $          -      $           -
Wilcox Inv. Group                    $      559,798       $      1,031,572        $          -      $           -

-----------------

(1) Estimated net value from a sale would first be utilized under the Local Limited Partnership's partnership agreement (each, a "Local Limited Partnership Agreement") to pay fees, advances or payables due to the Local General Partner. The difference would be increased by any cash of the Local Limited Partnership. From the resulting balance, the Partnership would only receive an amount in proportion with the Partnership's percentage interest in the Local Limited Partnership.

Estimated Proceeds Based on Resyndication Analysis


                                                                                                      Estimated
                                                                                                     Liquidation
                                       Estimated Value -       Mortgages and                         Proceeds to
  Local Limited Partnership              Resyndication          Liabilities         Net Value       Partnership (1)
  -------------------------              -------------          -----------         ---------       ---------------
Airport Road Associates                 $     1,851,197      $      1,415,623     $    435,574       $    484,595
Am-Kent Associates                      $     1,415,514      $      1,176,154     $    239,360       $    239,238
Arizona I Limited Partnership           $     1,897,702      $      1,455,775     $    441,927       $    390,568
Ashland Inv. Group                      $     1,756,137      $      1,349,108     $    407,029       $    503,783
Brantley Housing                        $       705,918      $        556,202     $    149,716       $    209,173
Brian's Village Apartments              $       917,128      $        739,221     $    177,907       $    290,419
Candleridge-Perry                       $       699,020      $        569,879     $    129,141       $    162,958
Candleridge-Runnells                    $       421,954      $        349,185     $     72,769       $    117,268
Casa Alegre                             $     1,674,600      $      1,304,384     $    370,216       $    567,902
Castroville Village                     $     1,076,618      $        904,124     $    172,494       $    217,465
Cherokee Square                         $     1,217,918      $        950,772     $    267,146       $    359,547
DiVall Midland Associates               $     1,489,879      $      1,135,573     $    354,306       $    387,603
Eclectic Housing                        $       471,040      $        381,701     $     89,339       $    166,219
Elizabeth Square                        $     1,793,326      $      1,410,899     $    382,427       $    380,462
Emory Capital                           $       431,644      $        360,248     $     71,396       $     74,468
Emory Manor                             $       650,261      $        545,953     $    104,308       $     81,885
Idalou Manor                            $       743,153      $        603,759     $    139,394       $    158,774
Jefferson Capital                       $       841,742      $        696,935     $    144,807       $     96,997
Jefferson Manor                         $       900,186      $        744,939     $    155,247       $    184,516
Littlefield Manor                       $       706,725      $        579,628     $    127,097       $    133,509
Perry Co. Housing                       $       536,522      $        425,079     $    111,443       $    157,275
Pine Hill Housing                       $       670,325      $        537,293     $    133,032       $    153,529
Rociada                                 $       881,020      $        713,665     $    167,355       $    187,897
Wadley Housing                          $       537,448      $        425,692     $    111,756       $    128,994
Whitewater Woods                        $     1,627,847      $      1,264,124     $    363,723       $    253,169
Wilcox Inv. Group                       $     1,346,903      $      1,031,572     $    315,331       $    296,897

-----------------

(1) Estimated proceeds from a resyndication would first be utilized under the Local Limited Partnership Agreement to pay fees, advances or payables due to the Local General Partner. The difference would be increased by any cash of the Local Limited Partnership. From the resulting balance, the Partnership would only receive an amount in proportion with the Partnership's percentage interest in the Local Limited Partnership.

Estimated Proceeds based on Property Management Fee




                                       2.5 Times Property
   Local Limited Partnership           Management Fee (1)
   -------------------------           ------------------

Airport Road Associates                $          51,300
Am-Kent Associates                     $          49,050
Arizona I Limited Partnership          $          47,918
Ashland Inv. Group                     $          52,795
Brantley Housing                       $          19,475
Brian's Village Apartments             $          38,043
Candleridge-Perry                      $          22,138
Candleridge-Runnells                   $          16,948
Casa Alegre                            $          41,225
Castroville Village                    $          37,680
Cherokee Square                        $          34,675
DiVall Midland Associates              $          40,528
Eclectic Housing                       $          19,028
Elizabeth Square                       $          62,325
Emory Capital                          $          15,175
Emory Manor                            $          23,670
Idalou Manor                           $          23,835
Jefferson Capital                      $          27,505
Jefferson Manor                        $          29,205
Littlefield Manor                      $          23,010
Perry Co. Housing                      $          16,125
Pine Hill Housing                      $          20,910
Rociada                                $          24,225
Wadley Housing                         $          14,943
Whitewater Woods                       $          43,578
Wilcox Inv. Group                      $          36,750

-----------------

(1) Based on 2.5 times the 2006 property management fees for the Apartment Complex as evidenced on the 2006 audit.

Total Estimated Proceeds and Passive Losses


                                                                        Estimated           Estimated
                                                                       Liquidation         Liquidation
                                                                       Proceeds to         Proceeds to
                                                                      Partnership -       Partnership -
                                                                       Lower Range         Higher Range
   Local Limited Partnership                                          Estimates (1)      Estimates (1)(2)
   -------------------------                                          -------------      ----------------
Airport Road Associates                                               $         -          $     484,595
Am-Kent Associates                                                    $         -          $     239,238
Arizona I Limited Partnership                                         $         -          $     390,568
Ashland Inv. Group                                                    $         -          $     503,783
Brantley Housing                                                      $         -          $     209,173
Brian's Village Apartments                                            $         -          $     290,419
Candleridge-Perry                                                     $         -          $     162,958
Candleridge-Runnells                                                  $         -          $     117,268
Casa Alegre                                                           $         -          $     567,902
Castroville Village                                                   $         -          $     217,465
Cherokee Square                                                       $         -          $     359,547
DiVall Midland Associates                                             $         -          $     387,603
Eclectic Housing                                                      $         -          $     166,219
Elizabeth Square                                                      $         -          $     380,462
Emory Capital                                                         $         -          $      74,468
Emory Manor                                                           $         -          $      81,885
Idalou Manor                                                          $         -          $     158,774
Jefferson Capital                                                     $         -          $      96,997
Jefferson Manor                                                       $         -          $     184,516
Lake Village(3)                                                               N/A          $     260,265
Littlefield Manor                                                     $         -          $     133,509
Perry Co. Housing                                                     $         -          $     157,275
Pine Hill Housing                                                     $         -          $     153,529
Rociada                                                               $         -          $     187,897
Wadley Housing                                                        $         -          $     128,994
Whitewater Woods                                                      $         -          $     253,169
Wilcox Inv. Group                                                     $         -          $     296,897
                                                                      -------------      ----------------
TOTAL                                                                 $         -          $   6,645,375

Cash and Cash Equivalents (4)                                         $    69,421          $      69,421
Current Payables to Affiliates and Accounts Payable (4)               $ 2,080,855          $   2,080,855
Estimated Liquidation Expenses                                        $   260,000          $     260,000
Estimated Solicitation/Communication Expenses                         $    36,000          $      36,000
                                                                      -------------      ----------------
Estimated Liquidation Proceeds Before Taxes                           $         -          $   4,337,941
Estimated Distribution Before Taxes per Unit                          $         -          $         620
Estimated Capital Gain (Loss) on Sales & Liquidation per Unit (5)     $     1,050          $       1,955
Estimated Tax (Cost) at 25%/Benefit at 15%/ Cost per Unit (5)         $      (168)         $        (488)
Estimated Suspended Passive Activity Losses per Unit (6)              $     1,967          $       1,967
Estimated Tax Benefit From Suspended Passive Activity Losses at 28%
     per Unit                                                         $       551          $         551
Estimated Liquidation Benefit After Taxes and Tax Benefit of
     Suspended Passive Activity Losses per Unit (7)                   $       382          $         682


-----------------









                                                                              23


(1)      All numbers are rounded to the nearest dollar.
(2) Property management fee analysis not used for any Local Limited Partnership, as indebtedness does not exceed higher estimates of value.
(3) Actual results of sale of the Lake Village Apartment Complex, which occurred on August 28, 2007.
(4) As of December 31, 2006, unaudited, and adjusted for the amount repaid from the sale of the Lake Village Apartment Complex on August 28, 2007.
(5) These estimates rely on numerous assumptions, including assumptions that all properties were sold simultaneously on December 31, 2007, and that Limited Partners acquired their Units during the original offering period.
(6) These estimates presume that Limited Partners have held their Units since the initial offering of the Units by the Partnership, and that Limited Partners would be taxed at the maximum capital gains rate for this type of investment of 25% and at an ordinary income rate of 28%. Presuming that Limited Partners have held their Units since the initial offering by the Partnership, that the Partnership's passive activity losses have only been used by the Limited Partners to offset any previous passive activity income/gain from the Partnership, and that all properties are sold on December 31, 2007, the General Partner estimates that the Limited Partners would have previously suspended passive activity losses of $1,967 per Unit to offset these capital gains. Each Limited Partner is urged to consult with the Limited Partner's tax advisors to determine the amount of distributions such Limited Partner would receive based upon these estimations after taxes and the amount of suspended passive activity losses that such Limited Partner would free up upon Liquidation.
(7) To the extent not already used to offset other passive activity gains, upon completion of the Liquidation, suspended passive activity losses from the Units may be used to offset other ordinary gains. Please consult your tax advisor for the specific treatment of any suspended passive activity losses in excess of the tax gain/income recognized from liquidation.

Material Federal Income Tax Consequences

         The federal income tax discussion set forth below addresses the material federal income tax consequences of a liquidation of the Partnership, but does not purport to deal with all aspects of federal income taxation that may be relevant to a particular Limited Partner in the light of such a Limited Partner's personal circumstances. The discussion is directed solely to those who hold the Units as capital assets within the meaning of Section 1221 of the Code, and have acquired such Units for investment and not as a dealer or for resale. Further, this discussion may not be applicable to certain classes of taxpayers, including insurance companies, securities dealers, non-resident alien individuals, foreign entities, foreign trusts and estates and beneficiaries thereof, financial institutions, real estate investment trusts, regulated investment companies, tax exempt organizations, trusts or persons who acquired Units as compensation. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Department of Treasury regulations, court decisions, published rulings of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretation (possibly on a retroactive basis).

         The following discussion was written in connection with this Consent Solicitation Statement and is only a summary and not a complete discussion of the tax issues associated with the Liquidation and cannot be relied upon to avoid penalties. The General Partner has prepared the following discussion and has not obtained any opinion or advice of tax counsel in this regard. Limited Partners are urged to consult their own tax advisors as to the specific tax consequences to them of the Liquidation, including the applicability and effect of federal, state, local and other tax laws. Limited Partners should be aware that the specific tax consequences to them will vary depending upon several factors, including when the Limited Partner purchased his or her interest in the Partnership.

         In General. The Partnership, as a partnership for federal income tax purposes, is not subject to federal income tax; rather, each Limited Partner is required to take into account his or her distributive share of the Partnership's income, gains, losses, deductions, credits and tax preference items in computing such Limited Partner's federal income tax liability for any taxable year of the Partnership ending within or with the taxable year of such Limited Partner, without regard to whether the Limited Partner has received or will receive any distribution from the Partnership. Such distributive share is required to be reported by the Partnership to each Limited Partner on a Schedule K-1. Each Limited Partner is required to report consistently with such Schedule K-1 unless the Limited Partner discloses any inconsistent position to the IRS when the Limited Partner files his or her federal income tax return. A Limited Partner's distributive share of the Partnership's income or loss is determined in accordance with the allocations set forth in the Partnership Agreement.

         Sale of the Partnership's Assets. For federal income tax purposes, each Limited Partner will be required to include in his or her income his or her allocable share of the gain or loss realized by the Partnership upon the sale of the Partnership's assets pursuant to the Liquidation. If an Apartment Complex is sold or otherwise disposed of by a Local Limited Partnership, the Local Limited Partnership will realize gain (or loss) to the extent that the proceeds of the sale or disposition are greater than (or less than) the adjusted federal income tax basis of the Apartment Complex. Gain or loss is passed through the Local Limited Partnerships to the Partnership and the Local General Partner, as provided in the respective Local Limited Partnership Agreements, and then to the General Partner and Limited Partners, as provided in the Partnership Agreement. Except to the extent gain is attributable to recapture of certain types of depreciation deductions previously claimed ("depreciation recapture"), gain from the sale of depreciable property held for use in a trade or business (such as an Apartment Complex) is treated as gain from the sale of Section 1231 property, which is generally treated in a manner similar to long-term capital gain as long as all gains from the sale of Section 1231 property exceed all losses from the sale of Section 1231 property in the taxable year. If losses from the sale of
Section 1231 property exceed the amount of all gains from Section 1231 property, then all gains and losses are treated as ordinary gains and losses. However,
Section 1231 of the Code provides that gain from the sale of Section 1231 property, rather than being treated in a manner similar to long-term capital gain if the required one year holding period is met, is treated as ordinary income to the extent of the excess of Section 1231 losses over Section 1231 gains from prior sales of Section 1231 property during the five most recently completed taxable years of the taxpayer. Accordingly, the tax effect of the sale of an Apartment Complex could be different for different Limited Partners depending upon their own tax situations regarding prior sales of Section 1231 property. Following the sale of an Apartment Complex, a Local Limited Partnership will be liquidated. Upon liquidation of a Local Limited Partnership, the Partnership will generally recognize capital gain to the extent that a liquidating cash distribution exceeds the Partnership's basis for its Local Limited Partnership Interest immediately before the distribution, and will recognize a capital loss to the extent that the Partnership's basis exceeds its share of the liquidating cash distribution. Any such gain or loss will pass through to the Limited Partners and General Partner.

         If the Partnership sells an interest in a Local Limited Partnership, the Partnership will realize gain equal to the excess of the sale price plus the Partnership's share of non-recourse liabilities as to which it is released over the Partnership's adjusted basis in the Local Limited Partnership Interest. Any gain or loss is passed through to the Limited Partners and General Partner under the Partnership Agreement. Any such gain which is attributable to depreciation recapture will be treated as ordinary income for tax purposes and any other gain will generally be treated as capital gain.

         Any gain recognized upon a sale of Partnership assets which qualifies as long term capital gain will be taxed at a maximum rate of 25% (or 15% in certain circumstances) to individuals and 35% to corporate taxpayers. To the extent gain qualifies as ordinary income, the gain will be taxed for federal income tax purposes at a maximum rate of 35% (39.6% after 2010). Capital losses can be deducted for federal income tax purposes in any year only to the extent of capital gains plus, in the case of certain non-corporate taxpayers, ordinary income up to $3,000.

         Distribution to the Limited Partners. A Limited Partner will recognize gain to the extent the amount of the liquidating distribution received by the Limited Partner exceeds the Limited Partner's tax basis for his or her Units. Any such gain will be capital gain. In general, any such capital gain recognized by an individual, estate or trust will qualify for the 15% maximum federal capital gains tax on capital gains if the Units were held by such Limited Partner for more than one year. A Limited Partner's tax basis for his or her Units will be increased by both the Limited Partner's allocable share of any gain realized on the sale of the Partnership's assets (see "-- Sale of the Partnership's Assets" above) and by the amount of the Limited Partner's allocable share of income from normal Partnership operations for the year of the liquidation. A Limited Partner's allocable share of the Partnership cash may exceed his or her basis for his or her Units, and thereby cause the Limited Partner to recognize gain. However, liquidating or other distributions to the Limited Partners may not be likely.

         For purposes of determining a Limited Partner's adjusted tax basis in his or her Units, an increase in a Limited Partner's share of partnership liabilities is treated as a contribution of cash by that Limited Partner to the Partnership, and thereby results in an increase in the Limited Partner's adjusted tax basis in his or her Units. Conversely, a decrease in a Limited Partner's share of partnership liabilities is treated as a distribution of cash from the Partnership, and thereby results in a decrease in the Limited Partner's adjusted tax basis in his or her Units. To the extent that a decrease in a Limited Partner's share of partnership liabilities results in a deemed cash distribution to the Limited Partner which exceeds the Limited Partner's adjusted tax basis in his or her Units, the Limited Partner will recognize gain to the extent of the excess of the deemed cash contribution over the adjusted tax basis in his or her Units. Accordingly, the possibility of deemed cash distributions should be taken into account in the above paragraph in the same manner as actual cash distributions.

         A Limited Partner will recognize a capital loss to the extent the amount of the liquidating distribution received by the Limited Partner in the year of dissolution (including any deemed cash distributions to the Limited Partner attributable to a reduction in the Limited Partner's share of partnership liabilities) is less than the Limited Partner's tax basis for his or her Units, as such basis is adjusted to reflect any gain or loss realized by the Partnership on the sale of its assets and to reflect the Partnership's income or loss from operations for the year of the liquidation. Capital losses can be deducted for federal income tax purposes, in any year, only to the extent of a Limited Partner's capital gains plus, in the case of certain non-corporate taxpayers, ordinary income up to $3,000.

         Passive Activity Rules. Limited Partners that are individuals, trusts, estates, closely held corporations or personal service corporations are subject to the passive activity loss limitations rules of Section 469 of the Code. Those rules provide generally that losses from certain passive activities can only be used to offset income from passive activities. A Limited Partner's allocable share of Partnership income or loss from the sale of the Partnership's assets is generally treated as derived from a passive activity. As a result, a Limited Partner's allocable share of such losses may be used by the Limited Partner in the current taxable year to offset passive activity income from a Limited Partner's other passive activity investments. Similarly, a Limited Partner's allocable share of any Partnership gain realized on the sale of its assets is generally characterized as passive activity income that may be offset by unused previously allocated Partnership passive activity losses or by passive activity losses from a Limited Partner's other passive activity investments. Because the Liquidation is a fully taxable transaction, Section 469 of the Code generally allows any suspended passive activity losses of the Limited Partner with respect to his or her investment in the Partnership to be used to reduce other income of the Limited Partner upon liquidation. Any suspended passive activity losses remaining after being offset against any gain from the Liquidation and any other passive income for the year of the Liquidation can generally be used to offset non-passive income from other sources.

         As a result of the Liquidation, it is estimated that a Limited Partner who has held his or her Units since the initial offering ("Original Limited Partners") may recognize a tax cost. However, Original Limited Partners who have not used any of their suspended passive activity losses except to offset prior income/gains from the Partnership will be able to offset Liquidation gain with such losses. Based on the hypothetical that all Apartment Complexes were sold on December 31, 2007, that Limited Partners are taxed on Partnership gains at the maximum 25% capital gains rate and that the Partnership is liquidated within the range of estimated values set forth in "-- Estimates of Ranges of Values of Partnership Properties" on pages ___ to __ above, the General Partner estimates that Original Limited Partners who have not used any passive activity losses generated by the Partnership except to offset prior income/gains of the Partnership would have $1,967 per Unit in previously suspended passive activity losses. Limited Partners are reminded that tax laws, including laws governing tax rates and use of passive losses, could change at any time.

         Consequently, if a Limited Partner previously has not been able to use the passive activity losses generated by the Partnership, it is likely that the Limited Partner will be able to use his or her unused passive activity losses upon the Liquidation. Limited Partners are urged to consult with their tax advisors regarding the impact of the passive loss rules on their individual circumstances.

         Low-Income Housing Tax Credit Recapture. Section 42 of the Code provides for LIHTCs with respect to low-income housing that is constructed, rehabilitated or acquired after 1986. LIHTCs are claimed over a 10-year period. Owners of an interest in low-income housing are required to recapture a portion of LIHTCs previously claimed if at any time during the 15-year LIHTC Compliance Period there is a disposition of an interest in the property. Section 42(j)(6) of the Code additionally provides that recapture will not occur upon a disposition of an interest in the property if the taxpayer furnishes to the Secretary of the Treasury a bond in an amount satisfactory to the Secretary and for the period required by the Secretary and there is a reasonable certainty that the property will remain affordable housing for the duration of the 15-year LIHTC Compliance Period.

         Each of the Apartment Complexes qualified for LIHTCs and such tax credits were allocated to the Limited Partners. The one Apartment Complex sold to date, and all future sales, will be sold after the expiration of the 15-year LIHTC Compliance Period, and as such, will not result in any recapture of such tax credits.

THE FOREGOING DISCUSSION IS ONLY A SUMMARY AND IS NOT A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL OF THE LIQUIDATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR IN DETERMINING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES, AND ANY OTHER TAX CONSEQUENCES, OF THE LIQUIDATION TO YOU.

Accounting Treatment

         The Partnership will prepare financial statements in accordance with generally accepted accounting principles as of and through the date the Certificate of Cancellation is filed by the Partnership, and will engage its independent auditors to audit the financial statements.

Amendment to the Plan of Liquidation and Dissolution

         Prior to execution of the Plan of Liquidation and Dissolution by the General Partner, the General Partner may abandon the Liquidation without further action by the Limited Partners. Subject to applicable law, the Plan of Liquidation and Dissolution may be amended by the Partnership at any time prior to the filing of the Certificate of Cancellation with the California Secretary of State, provided that, after approval of the Liquidation by the affirmative vote of a majority in interest of the Limited Partners, no amendment may be made which alters or changes the terms and conditions of the Plan of Liquidation and Dissolution without the consent of a majority in interest of the Limited Partners.

No Appraisal Rights

         Neither California law, nor the Partnership Agreement, require that Limited Partners be entitled to appraisal rights on the Liquidation, and no such appraisal rights will be afforded Limited Partners voting against the Liquidation.

Regulatory Approvals

         No United States federal or state regulatory requirements must be complied with or approvals obtained in connection with the Partnership's liquidation and dissolution. Notwithstanding, Apartment Complexes financed by RD proceeds will need to obtain RD approval of the purchase price and RD approval of the new purchasing and managing entities.

                             SELECTED FINANCIAL DATA

         The Partnership's fiscal year end is March 31. The information set forth below presents selected financial data of the Partnership for each of the last five years in the period ended March 31, 2007. The information presented in the tables should be read in conjunction with the Partnership's consolidated financial statements and the related notes incorporated by reference in this Consent Solicitation Statement. See "OTHER MATTERS."




                                      March 31,        March 31,        March 31,        March 31,       March 31,
                                        2007             2006             2005             2004             2003
                                    ------------     ------------     ------------     ------------     ------------
BALANCE SHEET

ASSETS
Cash and cash equivalents               $75,484          $83,339         $83, 245         $101,711         $113,943
Investments in Local Limited
   Partnerships, net                         --               --               --               --          308,868
                                    ------------     ------------     ------------     ------------     ------------
                                        $75,484          $83,339          $83,245         $101,711         $422,811
                                    ============     ============     ============     ============     ============

LIABILITIES
Accrued fees and expenses due        $2,221,528       $2,058,634       $1,900,629       $1,758,534       $1,613,741
   to General Partner and
   affiliates
Accounts payable                         $1,575               --               --               --               --
                                    ------------     ------------     ------------     ------------     ------------
         Total liabilities            2,223,103        2,058,634        1,900,629        1,758,534        1,613,741
                                    ------------     ------------     ------------     ------------     ------------

PARTNERS' DEFICIT                   $(2,147,619)     $(1,975,295)     $(1,817,384)     $(1,656,823)     $(1,190,930)
                                    ------------     ------------     ------------     ------------     ------------
                                        $75,484          $83,339          $83,245         $101,711         $422,811
                                    ============     ============     ============     ============     ============

                                    For the Year     For the Year     For the Year     For the Year     For the Year
                                       Ended            Ended            Ended             Ended            Ended
                                      March 31,        March 31,        March 31,         March 31,        March 31,
                                        2007             2006             2005             2004             2003
                                    ------------     ------------     ------------     ------------     ------------
OPERATIONS

Loss from operations (1)              $(172,324)       $(157,911)       $(160,561)       $(426,672)       $(167,722)
Equity in loss from Local
   Limited Partnerships                      --               --               --          (39,221)         (95,444)
                                    ------------     ------------     ------------     ------------     ------------
Net loss                              $(172,324)       $(157,911)       $(160,561)       $(465,893)       $(263,166)
                                    ============     ============     ============     ============     ============
Net loss allocated to:
   General Partner                      $(1,724)         $(1,579)         $(1,605)         $(4,659)         $(2,632)
                                    ============     ============     ============     ============     ============
   Limited Partners                   $(170,600)       $(156,332)       $(158,956)       $(461,234)       $(260,534)
                                    ============     ============     ============     ============     ============
Net loss per Unit                       $(24.38)         $(22.33)         $(22.71)         $(65.89)         $(37.22)
                                    ============     ============     ============     ============     ============
Outstanding weighted Units                7,000            7,000            7,000            7,000            7,000
                                    ============     ============     ============     ============     ============


-----------------

(1) Loss from operations for the year ended March 31, 2004 includes a charge for impairment losses on investments in Local Limited Partnerships of $256,646.

                      RECOMMENDATION OF THE GENERAL PARTNER

         The General Partner recommends a vote "FOR" approval of the proposed Liquidation. If approved by a majority in interest of the Limited Partners, the Plan of Liquidation and Dissolution would immediately go into effect upon the execution by the General Partner of the Plan, which will occur as soon as reasonably practicable after approval by the Limited Partners. After the Partnership has been liquidated, the General Partner will file a Certificate of Cancellation with the California Secretary of State, whereupon, or at such later time as may be specified in the Certificate of Cancellation, the Partnership will be terminated and will cease to exist. At any time before the execution of the Plan of Liquidation and Dissolution, the General Partner may abandon the Liquidation without further action by the Limited Partners, but after the execution of the Plan, the General Partner must receive the consent of the Limited Partners to amend or alter the Plan.

         In addition, the General Partner recommends a vote "FOR" approval of the proposal to extend the period during which consents may be solicited from Limited Partners.

         YOUR VOTE IS VERY IMPORTANT. FAILURE TO RETURN THE ENCLOSED CONSENT CARD WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE LIQUIDATION. WE RECOMMEND THAT ALL LIMITED PARTNERS APPROVE THE LIQUIDATION BY MARKING THE BOX ENTITLED "FOR" ON THE ENCLOSED CONSENT CARD. IF YOU SIGN AND SEND IN THE ENCLOSED CONSENT CARD BUT DO NOT INDICATE HOW YOU WANT TO VOTE AS TO THE LIQUIDATION, YOUR CONSENT CARD WILL BE TREATED AS VOTING "FOR" THE LIQUIDATION.


                     THE PARTNERSHIP AND THE GENERAL PARTNER

         The Partnership is a limited partnership which was formed under the laws of the State of California on January 19, 1990. The General Partner of the Partnership is WNC Financial Group, L.P.

         As of the Record Date, ______ Limited Partners (including assignees of Limited Partners) held 7,000 Units.

         The Partnership was formed to invest in real estate by acquiring, holding and disposing of interests in the Local Limited Partnerships, which in turn were formed to acquire, develop, rehabilitate, own and operate newly constructed, existing or rehabilitated Apartment Complexes.

         The principal investment objectives of the Partnership stated in its Prospectus were to provide tax benefits in the form of:

     o low-income housing credits which Limited Partners could use to offset federal income tax liabilities; and

     o    losses  which   individuals,   S  Corporations  and  personal  service
          corporations might use to offset passive income.

In addition, the Partnership was to seek, to the extent feasible, to preserve and protect the Partnership's capital and to return such capital through cash distributions.

         The Partnership originally invested in 27 Local Limited Partnerships. As of the date of this Consent Solicitation Statement, the Partnership retained investments in 26 Local Limited Partnerships.

         The Partnership's principal place of business is located at 17782 Sky Park Circle, Irvine, California 92614 and its telephone number at such address is (800) 286-1135, ext 400.

Fiduciary Duties of the General Partner

         The General Partner has fiduciary duties to the Partnership and the Limited Partners under California law in addition to the specific duties and obligations imposed upon it under the Partnership Agreement. Subject to the terms of the Partnership Agreement, the General Partner, in managing the affairs of the Partnership, is expected to exercise good faith and integrity with respect to the affairs of the Partnership, must make full disclosure in its dealings with the Partnership and must disclose to the Partnership any benefit or profit derived by it from any transaction connected with the Partnership. Under these fiduciary duties, the General Partner is obligated to act in the best interests of the Partnership, especially where consummation of such transactions may result in its interests being opposed to, or not aligned with, the interests of the Limited Partners.

         In addition, under the Partnership Agreement, the General Partner must take all actions necessary or appropriate to protect the interests of the Limited Partners. The Partnership Agreement, however, provides that the General Partner shall not be liable to the Partnership or any of the Limited Partners for any loss which arises out of any action or inaction of the General Partner if the General Partner, in good faith, determined that such course of conduct was in the best interest of the Partnership, provided that the course of conduct did not constitute negligence or misconduct. Furthermore, the General Partner shall be indemnified for and against any loss, judgment, liability, expense and amount paid in settlement of any claims sustained by it in connection with the Partnership, provided that the same were not the result of negligence or misconduct and were the result of a course of conduct which the General Partner in good faith determined was in the best interest of the Partnership. As a result of these provisions, Limited Partners may have more restricted rights of action than they would otherwise have if such restrictions had not been included in the Partnership Agreement. In general, the General Partner may not be indemnified under the Partnership Agreement with regard to liabilities arising under federal or state securities laws, rules or regulations, unless the General Partner is successful in defending such action and such indemnification is specifically approved by the court.

Role of the General Partner

         The General Partner has full, complete and exclusive discretion to manage and control the business of the Partnership to the best of its ability and use its best efforts to carry out the purpose of the Partnership. The General Partner generally manages and controls the day to day operations of the Partnership, and has general responsibility and overall authority over matters affecting the interests of the Partnership.

Role of the Limited Partners

         Limited Partners may not participate in management of the Partnership without subjecting themselves to potential liability as a general partner. Consent of a majority in interest of the Limited Partners Units is required for the General Partner to take certain actions. Granting such consent does not constitute participating in the management of the Partnership.

Market for the Units

         The Units are not listed on any national or regional securities exchange, and there is no established public trading market for the Units. Secondary sales activity for the Units have been limited and sporadic.


           SECURITY OWNERSHIP OF CERTAIN LIMITED PARTNERSHIP INTEREST

         As of the Record Date, 7,000 Units had been issued. No Units are held by the General Partner or any executive officer of the General Partner or its affiliates.

         No person is known by the General Partner, as of the Record Date, to be owner of more than 5% of the Units.

                                VOTING PROCEDURES

         The vote of each Limited Partner is important. You may vote using any one of the following methods:

1. Mark, date and sign the enclosed Consent Card and mail it in the enclosed postage paid envelope to WNC & Associates, Inc., Investor Services, 17782 Sky Park Circle, Irvine, California 92614; WNC & Associates, Inc. is one of the general partners of the General Partner.

2. Mark, date, sign and fax the enclosed Consent Card to WNC & Associates, Inc. at 714-708-8498;

         If you have any questions or require assistance completing the Consent Card, please call WNC & Associates, Inc., toll free at 1-800-286-1135, ext 400.

         Units represented by valid consents in the form enclosed, received in time for use prior to the Expiration Date and not revoked, will be counted in determining whether to approve the Liquidation. Where a choice is specified on a signed, returned Consent Card as to how you wish to vote, your interests will be voted accordingly. If no choice is specified, the signed consent will be voted FOR the Liquidation.

BECAUSE THE HOLDERS OF A MAJORITY OF ALL OUTSTANDING UNITS MUST APPROVE THE LIQUIDATION, FAILURE TO SUBMIT A CONSENT CARD WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE LIQUIDATION.

         If the solicitation period is extended, the General Partner will issue a notice announcing the extension no later than 10:00 a.m., Pacific Time, on the next business day after any extension of the solicitation period.

         Notwithstanding anything to the contrary set forth in this Consent Solicitation Statement, the Partnership reserves the right, at any time prior to 5:00 p.m. (Pacific Time), on the Expiration Date, unless the extension proposal passes and it is extended by the General Partner in its sole discretion (the "Expiration Date"), to amend or terminate the solicitation, or to delay accepting Consent Cards. Any such amendment, delay or termination will be announced in a substantially similar manner to that which the Partnership would announce any extension of the solicitation period.

Record Date and Outstanding Units

         The Liquidation proposal is being submitted for approval to those persons who are Limited Partners as of the Record Date. The Record Date is March __, 2008. Accordingly, only registered Limited Partners as of the Record Date will be entitled to vote with respect to this Consent Solicitation Statement. At the Record Date, 7,000 Units were held of record by approximately ___ Limited Partners.

         For the Liquidation proposal, each Limited Partner is entitled to one vote for each Unit held.

Consent Card and Vote Required

         Approval of the Liquidation requires the affirmative vote of a majority in interest of the Limited Partners. As of the record date, there are 7,000 Units outstanding. ACCORDINGLY, MORE THAN 3,500 UNITS MUST BE VOTED IN FAVOR OF THE LIQUIDATION FOR IT TO BE APPROVED. THE FAILURE OF A MAJORITY IN INTEREST OF THE LIMITED PARTNERS TO VOTE IN FAVOR OF THE LIQUIDATION WILL RESULT IN THE LIQUIDATION PROPOSAL NOT TAKING EFFECT WITH RESPECT TO THE PARTNERSHIP.

         Limited Partners who wish to vote "FOR" the Liquidation should complete, sign and return the Consent Card. The Consent Card which must be completed for each Limited Partner is enclosed with this Consent Solicitation Statement. Consent Cards must be delivered by mail or by facsimile in the manner described in the section entitled "VOTING PROCEDURES" above and must be received prior to the Expiration Date.

Revocability of Consent

Limited Partners may withdraw or revoke their consent as to the Liquidation proposal at any time prior to 5:00 p.m. (Pacific Time) on the Expiration Date. To be effective, a written or facsimile revocation or withdrawal of the Consent Card must be received by WNC & Associates, Inc. prior to such time and addressed as follows: WNC & Associates, Inc., 17782 Sky Park Circle, Irvine, California 92614; or by facsimile to WNC & Associates, Inc. at 714-708-8498. A notice of revocation or withdrawal must specify the Limited Partner's name and the number of Units being withdrawn.

Solicitation of Consents; Solicitation Expenses

         The cost of preparing, assembling and mailing the enclosed Consent Card, this Consent Solicitation Statement and other materials which may be sent to Limited Partners in connection with this solicitation shall be borne by the Partnership. Certain directors, officers and employees of the General Partner may solicit the execution and return of Consent Cards by mail or telephone. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for their out-of-pocket expenses in connection with such solicitation.


                           FORWARD-LOOKING STATEMENTS

         This Consent Solicitation Statement and the documents incorporated by reference into this Consent Solicitation Statement contain forward-looking statements. When used in this Consent Solicitation Statement, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements; however, not all forward-looking statements will contain such expressions. Such statements are subject to a number of risks and uncertainties. Actual results or events in the future could differ materially from those described in the forward-looking statements as a result of intervening events and general economic conditions and other factors set forth in this Consent Solicitation Statement. We further caution recipients of this Consent Solicitation Statement that the discussion of these factors may not be exhaustive.

         We undertake no obligation to update any forward-looking statements that may be made to reflect any future events or circumstances.

THE PLAN OF LIQUIDATION AND DISSOLUTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR THE MERITS OF THE PROPOSED LIQUIDATION, NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


                                  OTHER MATTERS

         The Partnership is subject to the informational requirements of the Securities Exchange Act of 1934, as amended and, in accordance therewith, files reports, statements and other information with the Securities and Exchange Commission. Such reports, statements and other information can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, NE, Washington, D.C., 20549, at prescribed rates. Such materials may also be accessed on the Internet through the SEC's address at http://www.sec.gov, and are available in paper form to Limited Partners without charge upon written request to Investor Services, 17782 Sky Park Circle, Irvine, California 92614.

         The SEC allows the Partnership to "incorporate by reference" information into this Consent Solicitation Statement, which means that the Partnership can disclose important information about itself to you by referring you to another document filed separately with the SEC rather than providing the information in this Consent Solicitation Statement. The information incorporated by reference is deemed to be part of this Consent Solicitation Statement, except for any information superseded by information contained directly in the Consent Solicitation Statement. This Consent Solicitation Statement incorporates by reference the Partnership's Annual Report on 10-K for the fiscal year ended March 31, 2007 and the Partnership's Quarterly Report on 10-Q for the fiscal quarters ended June 30, 2007, and September 30, 2007.

         No persons have been authorized to give any information or to make any representations other than as contained in this Consent Solicitation Statement in connection with the Liquidation and, if given or made, such information or representations must not be relied upon as having been authorized by the Partnership. This Consent Solicitation Statement does not constitute the solicitation of a consent by anyone in any jurisdiction in which such solicitation is not authorized or in which the person making such solicitation is not qualified to do so or to any person to whom it is unlawful to make such solicitation. The delivery of this Consent Solicitation Statement shall not under any circumstances create an implication that there has been any change in the affairs of the Partnership since the date hereof or that the information herein is correct as of any time subsequent to its date.

                                   APPENDIX A

Plan of Liquidation and Dissolution of WNC Housing Tax Credit Fund II, L.P.

         This Plan of Liquidation and Dissolution (the "Plan") dated as of _____________, 2008 of WNC Housing Tax Credit Fund II, L.P. (the "Partnership"), a California limited partnership, is for the purpose of effecting the complete liquidation and dissolution of the Partnership in accordance with the laws of the State of California.

         1. Intention of the General Partner. WNC Financial Group, L.P., as General Partner of the Partnership, believes that the liquidation and dissolution (the "Liquidation") of the Partnership at this time is in the best interest of the Partnership and its Limited Partners (the "Limited Partners"). Therefore, the General Partner has submitted this Plan to the Limited Partners for their consent to liquidate and dissolve the Partnership in concordance with
Section 8.3 of the Agreement of Limited Partnership of the Partnership dated as of January 19, 1990 (the "Partnership Agreement").

         2. Effectiveness. The Plan shall be effective upon the approval hereof by the affirmative vote of more than 50% in interest of the Limited Partners. Until such time as the Limited Partners approve this Plan, the General Partner shall not take and shall not cause the Partnership to take any of the actions, and shall not do or cause the Partnership to do, any of the things provided herein, provided that the foregoing shall in no event limit the right of the General Partner to sell, on behalf of the Partnership, Partnership assets in one or more unrelated transactions in a manner consistent with past practice.

         3. Dissolution. In accordance with the Partnership Agreement, upon the sale of all of the Partnership's assets, the Partnership shall be dissolved without any further action by or on behalf of the Partnership, the Limited Partners or the General Partner.

         4. Winding Up and Liquidation. The General Partner, as liquidator for the Partnership, shall sell or cause to be sold all of the assets of the Partnership and shall apply the funds of the Partnership (including the proceeds of the sale of any other assets of the Partnership) in accordance with the Partnership Agreement. All funds of the Partnership previously reserved and determined by the General Partner to be in excess of the amounts required therefore shall be applied in accordance with the terms of the Partnership Agreement

         5. Cancellation of Interests in the Partnership. Liquidating distributions shall be made in complete cancellation of all of the Limited Partner's interests in the Partnership. If there are no liquidating distributions to Limited Partners, all interests in the Partnership shall be cancelled upon the complete liquidation of the Partnership's assets.

         6. Reports and Filings. In connection with the Liquidation and winding up of the Partnership, the General Partner shall cause to be executed and timely filed (i)with the California Secretary of State, a Certificate of Cancellation canceling the Partnership's Certificate of Limited Partnership; (ii) with the Internal Revenue Service, all returns, reports, documents, certificates and other information required under the Internal Revenue Code of 1986, as amended, or applicable Treasury Department rules or regulations; (iii) with the appropriate authorities in any other tax jurisdiction, all returns, reports, documents, certificates and other information required under the laws of such jurisdictions; (iv) with the Securities and Exchange Commission, any reports required under the Securities Exchange Act of 1934, as amended, including a Form 15 terminating the registration of the Partnership under the Exchange Act; and
(v) all reports required to be delivered to the Limited Partners in accordance with the Partnership Agreement.

         7. Other Acts. The General Partner shall take, or cause the Partnership to take, such other acts and deeds and shall do, or cause the Partnership to do, such other things, as are necessary or appropriate in connection with the dissolution, winding up and Liquidation of the Partnership, the termination of the responsibilities and liabilities of the Partnership under applicable law, and the termination of the existence of the Partnership.

IN WITNESS WHEREOF, the parties hereto have made and executed this Plan as of the date first written above.

WNC HOUSING TAX CREDIT FUND II, L.P.

By:      WNC Financial Group, L.P.,
         Its General Partner

         By:      WNC & Associates, Inc.,
                  Its General Partner


                  By:      __________________________
                           Wilfred N. Cooper, Jr.,
                           Its President


         By:      __________________________
                  Wilfred N. Cooper, Sr.,
                  General Partner

                      WNC Housing Tax Credit Fund II, L.P.
                              17782 Sky Park Circle
                            Irvine, California 92614

                                  CONSENT CARD

  THIS CONSENT IS SOLICITED BY THE GENERAL PARTNER ON BEHALF OF THE PARTNERSHIP

The undersigned, a Limited Partner of WNC Housing Tax Credit Fund II, L.P. ("Partnership"), and a holder of units of limited partnership interest of the Partnership ("Units"), acting with respect to all such Units held by the undersigned on March ___, 2008, takes the following actions with respect to the proposal of the Partnership:

1. Proposal to sell all of the Partnership's assets and dissolve the Partnership pursuant to the proposed Plan of Liquidation and Dissolution.

     / /  FOR                   / /  AGAINST                    / /  ABSTAIN

2. Proposal to authorize the General Partner, in its sole discretion, to elect to extend the period during which Consents of Limited Partners may be solicited and voted.

     / /  FOR                   / /  AGAINST                    / /  ABSTAIN

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice for Action by Written Consent and the Consent Solicitation Statement with respect thereto and hereby revokes any consent or consents heretofore given. This consent may be revoked at any time before 5:00 p.m. (Pacific Time), on the earlier of the date on which Limited Partners approve proposal number one, or May __, 2008, unless the solicitation period is extended by the General Partner in its sole discretion (the "Expiration Date").

Please sign exactly as your name(s) appear(s) on the books of the Partnership. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

PLEASE COMPLETE, DATE AND SIGN THIS CONSENT CARD AND RETURN IT IN THE ENCLOSED SELF-ADDRESSED ENVELOPE PRIOR TO THE EXPIRATION DATE ACCORDING TO THE VOTING PROCEDURES


This Consent Card must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

 Signature:  _______________________________________  Date:  ______________

 Signature:  _______________________________________  Date:  ______________



                           CONSENT VOTING INSTRUCTIONS

MAIL - Date, sign and mail your Consent Card in the envelope provided as soon as possible.
                                     - OR -

FACSIMILE - Date, sign and fax your Consent Card to WNC & Associates, Inc., at 714-708-8498.


  ALL CONSENTS MUST BE RECEIVED BY 5:00 P.M., PACIFIC TIME, ON THE EXPIRATION
    DATE, UNLESS THE SECOND PROPOSAL IS APPROVED AND SUCH DATE AND/OR TIME IS
             EXTENDED IN THE SOLE DISCRETION OF THE GENERAL PARTNER.